      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                         ANADARKO PETROLEUM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              STATE OR OTHER JURISDICTION OF
               INCORPORATION OR ORGANIZATION                            IRS EMPLOYER IDENTIFICATION NUMBER
              ------------------------------                            ----------------------------------
                         DELAWARE                                                   76-0146568

                             ---------------------

                  17001 NORTHCHASE DRIVE                                           SUZANNE SUTER
                 HOUSTON, TEXAS 77060-2141                                    17001 NORTHCHASE DRIVE
                      (281) 875-1101                                         HOUSTON, TEXAS 77060-2141
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                           (281) 875-1101
                         INCLUDING                           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
  AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)           INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ---------------------

                                   COPIES TO:

                               G. MICHAEL O'LEARY
                             ANDREWS & KURTH L.L.P.
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED             PROPOSED
                                                    AMOUNT               MAXIMUM              MAXIMUM
            TITLE OF SECURITIES                      BEING           OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
              BEING REGISTERED                    REGISTERED            PER UNIT               PRICE          REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
                                                 $650,000,000
Zero Yield Puttable Contingent Debt            principal amount
  Securities (ZYP-CODES(SM)) due 2021(1)....      at maturity          99.625%(2)         $647,562,500(2)         $161,891
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per
  share(3)..................................     6,453,525(4)              (4)                  (4)                  (5)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Each ZYP-CODES was issued with no original issue discount at an issue price of $1,000 per ZYP-CODES, which represents an aggregate issue price and a principal amount at maturity of $650,000,000.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the bid and asked prices of the ZYP-CODES on the PORTAL(SM) at closing on May 3, 2001.

(3) This Registration Statement also relates to rights to purchase shares of the registrant's Series C Junior Participating Preferred Stock (the "Rights"), which are attached to all shares of common stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the common stock and will be transferred with the common stock. The value attributable to the Rights, if any, is reflected in the value of the common stock.

(4) Includes shares of common stock issuable upon conversion of the ZYP-CODES at the rate of 9.9285 shares of common stock for each $1,000 principal amount at maturity of the ZYP-CODES. This registration statement is registering the resale of the ZYP-CODES and the underlying common stock into which the ZYP-CODES are convertible. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of additional shares of common stock that may be issuable as a result of antidilution adjustments. Any shares of common stock issued upon conversion of the ZYP-CODES will be issued for no additional consideration.

(5) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the ZYP-CODES because no additional consideration will be received in connection with the exercise of the conversion privilege.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
                             ---------------------

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 9, 2001

PROSPECTUS

                                  $650,000,000

                     [ANADARKO PETROLEUM CORPORATION LOGO]

    ZERO YIELD PUTTABLE CONTINGENT DEBT SECURITIES (ZYP-CODES(SM)) DUE 2021
           AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE ZYP-CODES

--------------------------------------------------------------------------------

     We issued the ZYP-CODES in a private placement in March 2001 with no original issue discount at an issue price of $1,000 per ZYP-CODES. This prospectus will be used by selling securityholders to resell their ZYP-CODES and the common stock issuable upon conversion of their ZYP-CODES.

     We will not pay interest on the ZYP-CODES unless contingent interest becomes payable. On March 13, 2021, a holder will receive $1,000 per ZYP-CODES. Since the ZYP-CODES were not issued at a discount to their face amount, their yield to maturity will be 0% per annum if no contingent interest is paid. The ZYP-CODES rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness.

     Holders may convert each of their ZYP-CODES into 9.9285 shares of our common stock. The conversion rate may be adjusted as described in this prospectus.

     We will pay contingent interest to holders of ZYP-CODES during any six-month period commencing after September 13, 2001 if the average market price of a ZYP-CODES for a measurement period preceding such six-month period equals 120% or more of the principal amount for such ZYP-CODES. The contingent interest payable per ZYP-CODES in respect of any six-month period will equal the greater of (i) 5% of Anadarko's then-current estimated borrowing rate for senior non-convertible debt with a maturity date comparable to the ZYP-CODES and (ii) 0.33% per annum. For United States federal income tax purposes, the ZYP-CODES will be treated as contingent payment debt instruments. You should read the discussion of selected United States federal income tax consequences relevant to the ZYP-CODES beginning on page 31.

     Holders may require us to purchase all or a portion of their ZYP-CODES on March 13, 2002, March 13, 2004, March 13, 2006, March 13, 2011, or March 13,
2016 at $1,000 per ZYP-CODES. We will pay the purchase price in cash, except that with respect to the ZYP-CODES put to us for purchase on March 13, 2002, we may choose to pay the purchase price for those ZYP-CODES in cash, common stock or a combination of cash and common stock. If we elect to pay all or a portion of the purchase price in common stock, it will be issued at an effective 10% discount to market price. In addition, upon a change of control of Anadarko, holders may require us to repurchase all or a portion of their ZYP-CODES for cash at a price of $1,000 per ZYP-CODES plus accrued contingent interest, if any, to the date of purchase.

     We may redeem all or a portion of the ZYP-CODES at any time on or after March 13, 2006 at a price of $1,000 per ZYP-CODES.

     Shares of our common stock are quoted on the New York Stock Exchange under the trading symbol "APC." The last reported sale price of the shares on May 8, 2001 was $62.20 per share.

     The ZYP-CODES issued in the initial private placement are eligible for trading in the PORTAL system. However, the ZYP-CODES sold using this prospectus will no longer be eligible for trading in the PORTAL system. We do not intend to list the ZYP-CODES on any national securities exchange or automated quotation system.

     INVESTING IN THE ZYP-CODES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 2001

                               TABLE OF CONTENTS

About this Prospectus..................     i
Forward-Looking Statements.............     i
Summary................................     1
Risk Factors...........................     4
Use of Proceeds........................     4
Ratio of Earnings to Fixed Charges and
  Earnings to Combined Fixed Charges
  and Preferred Stock Dividends........     5
Price Range of Common Stock and
  Dividend Policy......................     5
Description of the ZYP-CODES...........     6
Description of Capital Stock...........    24
Selling Securityholders................    28
Certain United States Federal Income
  Tax Considerations...................    31
Certain ERISA Considerations...........    38
Plan of Distribution...................    39
Legal Matters..........................    41
Experts................................    41
Where You Can Find More Information
  About Anadarko.......................    41

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. This means the ZYP-CODES and the shares of common stock issuable upon conversion may be offered and sold using this prospectus from time to time as described in "Plan of Distribution." Information concerning the selling securityholders may change from time to time, and any changed information will be set forth in supplements to this prospectus if and when necessary.

     This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made hereunder of the securities described herein shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.

     In this prospectus, when we use the term "Anadarko," "Company," "we," or "our," we mean Anadarko Petroleum Corporation and its subsidiaries on a consolidated basis, unless the context means otherwise.

                           FORWARD-LOOKING STATEMENTS

     We have made in this prospectus and in the reports and documents incorporated herein by reference, and may from time to time otherwise make in other public filings, press releases and discussions with our management, forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our operations, economic performance and financial condition. These forward-looking statements include information concerning future production and reserves, schedules, plans, timing of development, contributions from oil and gas properties, and statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," "projects," "target," "goal," "plans," "objective," "should" or similar expressions or variations on such expressions. For such statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such statements are subject to various risks and uncertainties, and actual results could differ materially from those expressed or implied by such statements due to a number of factors in addition to those discussed in our Annual Report on Form 10-K for the year ended December 31, 2000 under the heading "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Additional Factors Affecting Business" and in our other public filings, press releases and discussions with our management. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

     You are advised to consult any additional disclosures we make in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K filed with the Securities and Exchange Commission. See "Where You Can Find More Information About Anadarko." Also, note that we provide a cautionary discussion of selected risks and uncertainties regarding an investment in the ZYP-CODES under "Risk Factors" on page 4 of this prospectus. Other factors besides those listed here could also adversely affect us.

                                    SUMMARY

                         ANADARKO PETROLEUM CORPORATION

     Anadarko Petroleum Corporation is one of the world's largest independent oil and gas exploration and production companies, with two billion barrels of oil equivalent (BOE) of proved reserves. Anadarko's major areas of operations are located in the United States, primarily in Texas, Louisiana, the Mid-Continent and Rocky Mountain regions, Alaska and in the shallow and deep waters of the Gulf of Mexico, as well as in Canada, Algeria, Guatemala, Venezuela and other international areas. Exploration activity is underway in Tunisia, West Africa, the former Soviet Republic of Georgia, Australia and the North Atlantic Margin. Anadarko also owns and operates gas gathering systems in its core producing areas. In addition, Anadarko engages in the hard minerals business through non-operated joint venture and royalty arrangements in several coal, industrial minerals and trona (natural soda ash) mines located on lands within and adjacent to its Land Grant holdings in Wyoming.

     The foregoing information about Anadarko and its business is only a general summary and is not intended to be comprehensive. For additional information about Anadarko and its business, you should refer to the information described under the caption "Where You Can Find More Information About Anadarko."

                                  THE OFFERING

     The following is a brief summary of select terms of the ZYP-CODES. For a more complete description of the terms of the ZYP-CODES, see the section of this prospectus entitled "Description of the ZYP-CODES" on page 6.

ZYP-CODES...........................     $650,000,000 aggregate principal amount
                                         of ZYP-CODES due March 13, 2021. We
                                         will not pay interest on the ZYP-CODES
                                         prior to maturity unless contingent
                                         interest becomes payable. Each
                                         ZYP-CODES was issued at a price equal
                                         to its principal amount of $1,000.

Maturity of ZYP-CODES...............     March 13, 2021.

Yield to Maturity of ZYP-CODES......     0%.

Conversion Rights...................     Holders may convert their ZYP-CODES
                                         prior to their maturity at any time and
                                         from time to time. The initial
                                         conversion price is $100.72 per share
                                         of our common stock. As a result, for
                                         each $1,000 principal amount of
                                         ZYP-CODES converted, we will deliver to
                                         the holder 9.9285 shares of our common
                                         stock. The conversion price may be
                                         adjusted for specified reasons. Upon
                                         conversion, the holder will not receive
                                         any cash payment representing accrued
                                         contingent interest, if any. See
                                         "Description of the
                                         ZYP-CODES -- Conversion Rights."

Ranking.............................     The ZYP-CODES will be unsecured and
                                         unsubordinated obligations and will
                                         rank equal in right of payment to all
                                         our existing and future unsecured and
                                         unsubordinated indebtedness. As of
                                         December 31, 2000, Anadarko Petroleum
                                         Corporation had approximately $1.35
                                         billion of indebtedness outstanding and
                                         we had $3.98 billion of indebtedness
                                         outstanding on a consolidated basis.
                                         The ZYP-CODES will be effectively
                                         subordinated to all existing and future
                                         obligations of our subsidiaries. As of
                                         December 31, 2000, our subsidiaries had
                                         $2.63 billion of indebtedness.

Contingent Interest.................     We will pay contingent interest to the
                                         holders of ZYP-CODES during any
                                         six-month period from March 1 to August
                                         31 and from September 1 to February 28
                                         or February 29, commencing September 1,
                                         2001, if the average market price of a
                                         ZYP-CODES for the five trading days
                                         ending on the second trading day
                                         immediately preceding the relevant
                                         six-month period equals 120% or more of
                                         the principal amount of a ZYP-CODES.
                                         The amount of contingent interest
                                         payable per ZYP-CODES in respect of any
                                         six-month period will equal the greater
                                         of (1) 5% of our estimated borrowing
                                         rate for senior non-convertible
                                         fixed-rate indebtedness with a maturity
                                         date comparable to the ZYP-CODES and
                                         (2) 0.33% per annum, multiplied by the
                                         principal amount of a ZYP-CODES.
                                         Contingent interest, if any, will
                                         accrue and be payable to holders of
                                         ZYP-CODES as of the fifteenth day
                                         preceding the last day of the relevant
                                         six-month period. These payments will
                                         be paid on the last day of the relevant
                                         six-month period.

Tax Original Issue Discount.........     We, and each holder will be deemed to,
                                         have agreed in the indenture to treat
                                         the ZYP-CODES as "contingent debt
                                         instruments" for United States federal
                                         income tax purposes. Under the
                                         characterization of the ZYP-CODES as
                                         contingent debt, a holder acquiring the
                                         ZYP-CODES at the adjusted issue price
                                         will be required to accrue original
                                         issue discount on a constant yield to
                                         maturity basis at a rate comparable to
                                         the rate at which we would borrow in a
                                         non-contingent, non-convertible
                                         borrowing (6.98%), even though the
                                         ZYP-CODES will have a yield to maturity
                                         of 0%. A holder will recognize taxable
                                         income significantly in excess of cash
                                         received, if any, while the ZYP-CODES
                                         are outstanding. In addition, under the
                                         indenture, a holder will recognize
                                         ordinary income on the gain, if any,
                                         realized (including the fair market
                                         value of common stock received) upon a
                                         sale, exchange, conversion or
                                         redemption of the ZYP-CODES. However,
                                         the application of the "contingent debt
                                         rules" to the ZYP-CODES is uncertain
                                         and no rulings will be requested from
                                         the Internal Revenue Service. See
                                         "Certain United States Federal Income
                                         Tax Considerations." You should consult
                                         your tax advisors regarding the tax
                                         treatment of the ZYP-CODES and whether
                                         a purchase of the ZYP-CODES is
                                         advisable in light of the agreed-upon
                                         tax treatment and your particular tax
                                         situation.

Sinking Fund........................     None.

Redemption of ZYP-CODES at Our
Option..............................     We may redeem all or a portion of the
                                         ZYP-CODES for cash at any time on or
                                         after March 13, 2006, at a redemption
                                         price equal to their principal amount.
                                         See "Description of the
                                         ZYP-CODES -- Optional Redemption by
                                         Anadarko."

Purchase of ZYP-CODES at the Option
of the Holder.......................     Holders may require us to purchase all
                                         or a portion of their ZYP-CODES on
                                         March 13 of 2002, 2004, 2006, 2011 and
                                         2016 at a price equal to the principal
                                         amount thereof plus accrued contingent
                                         interest, if
                                         any, and liquidated damages, if any, to
                                         the date of purchase. We will pay the
                                         purchase price in cash, except that
                                         with respect to the ZYP-CODES put to us
                                         for purchase on March 13, 2002, we may
                                         choose to pay the purchase price in
                                         cash, common stock, or a combination of
                                         cash and shares of our common stock. If
                                         we elect to pay all or a portion of the
                                         purchase price in common stock, it will
                                         be issued at an effective 10% discount
                                         to the market price. See "Description
                                         of the ZYP-CODES -- Purchase of
                                         ZYP-CODES at the Option of Holder."

Change of Control...................     Upon a change of control of Anadarko,
                                         each holder may require us to purchase
                                         all or a portion of its ZYP-CODES in
                                         cash at a price equal to the principal
                                         amount of such ZYP-CODES plus accrued
                                         contingent interest, if any, and
                                         liquidated damages, if any, to the date
                                         of purchase. See "Description of the
                                         ZYP-CODES -- Repurchase at Option of
                                         Holders Upon Change of Control."

Events of Default...................     If there is an event of default on the
                                         ZYP-CODES, the principal amount of the
                                         ZYP-CODES plus accrued contingent
                                         interest, if any, may be declared
                                         immediately due and payable. These
                                         amounts automatically become due and
                                         payable in specified circumstances.

Use of Proceeds.....................     We will not receive any proceeds from
                                         sales of the ZYP-CODES by the selling
                                         securityholders or from issuances and
                                         sales of our common stock upon
                                         conversion of the ZYP-CODES.

DTC Eligibility.....................     The ZYP-CODES were issued in book-entry
                                         form only and are represented by two
                                         permanent global certificates deposited
                                         with a custodian for and registered in
                                         the name of a nominee of The Depository
                                         Trust Company (DTC) in New York, New
                                         York. Beneficial interests in such
                                         securities will be shown on, and
                                         transfers will be effected only
                                         through, records maintained by DTC and
                                         its direct and indirect participants
                                         and any such interest may not be
                                         exchanged for certificated securities,
                                         except in limited circumstances. See
                                         "Description of the ZYP-CODES -- Form,
                                         Denomination and Registration -- Global
                                         ZYP-CODES: Book-Entry Form."

Trading.............................     The ZYP-CODES issued in the initial
                                         private placement are eligible for
                                         trading in the Private Offerings,
                                         Resales and Trading through Automated
                                         Linkages market, known as PORTAL.
                                         ZYP-CODES sold using this prospectus,
                                         however, will no longer be eligible for
                                         trading in the PORTAL system. We do not
                                         intend to list the ZYP-CODES on any
                                         national securities exchange or
                                         automated quotation system. Our common
                                         stock is listed for trading on the New
                                         York Stock Exchange under the symbol
                                         "APC."

     The mailing address of our principal executive office is 17001 Northchase Drive, Houston, Texas 77060, and its telephone number is (281) 875-1101.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus, including the risk factors contained in the documents incorporated by reference herein, before deciding to purchase any ZYP-CODES.

AN ACTIVE TRADING MARKET FOR ZYP-CODES MAY NOT DEVELOP.

     The ZYP-CODES comprise a new issue of securities for which there is currently no public market. The ZYP-CODES issued in the initial private placement are eligible for trading in the PORTAL system. ZYP-CODES sold using this prospectus, however, will no longer be eligible for trading in the PORTAL system. We do not intend to list the ZYP-CODES on any national securities exchange or automated quotation system. If the ZYP-CODES are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the ZYP-CODES. To the extent that an active trading market does not develop, the price at which you may be able to sell the ZYP-CODES, if at all, may be less than the price you pay for them.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL PURCHASE OR THE PURCHASE AT THE OPTION OF THE HOLDER.

     On March 13, 2002, March 13, 2004 , March 13, 2006, March 13, 2011 and
March 13, 2016, and upon the occurrence of a change of control of Anadarko, holders of ZYP-CODES may require us to purchase their ZYP-CODES. Any such repurchase must be for cash, except that with respect to the ZYP-CODES put to us for purchase on March 13, 2002, we may elect to pay all or any portion of the purchase price with our common stock. However, it is possible that we would not have sufficient funds at those times to make the required purchase for cash of ZYP-CODES. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, may not constitute a change of control under the indenture. See "Description of the ZYP-CODES -- Purchase of ZYP-CODES at the Option of Holder" and "-- Repurchase at Option of Holders Upon Change of Control."

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING ZYP-CODES.

     While the proper tax treatment of a holder of ZYP-CODES is uncertain, we, and each holder will be deemed to, have agreed in the indenture to treat the ZYP-CODES as "contingent debt instruments." Under this characterization, a holder acquiring the ZYP-CODES at the adjusted issue price will be required to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a non-contingent, non-convertible borrowing (6.98%), even though the ZYP-CODES will have a yield to maturity of 0%. A holder will recognize taxable income significantly in excess of cash received while the ZYP-CODES are outstanding. In addition, under the indenture, a holder will recognize ordinary income on the gain, if any, realized (including the fair market value of common stock received) upon a sale, exchange, conversion or redemption of the ZYP-CODES at a gain. See "Certain United States Federal Income Tax Considerations." We believe that we are now likely a U.S. real property holding corporation. Therefore, if you are not a "United States Holder" you may, under certain circumstances, be subject to a 10% United States federal withholding tax upon the sale, exchange, conversion or other disposition of a ZYP-CODES or upon the sale, exchange or other disposition of our common stock. See "Certain United States Federal Income Tax Considerations -- Non-U.S. Holders."

                                USE OF PROCEEDS

     We will not receive any of the proceeds from sales of the ZYP-CODES by the selling securityholders or from issuances and sales of our common stock upon conversion of the ZYP-CODES. The ZYP-CODES are being sold by the holders listed in the table under "Selling Securityholders" in this prospectus or in a supplement to this prospectus.

          RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth Anadarko's consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown:

                                                                              THREE MONTHS
                                               YEARS ENDED DECEMBER 31,          ENDED
                                           --------------------------------    MARCH 31,
                                           1996   1997   1998   1999   2000       2001
                                           ----   ----   ----   ----   ----   ------------
Fixed Charges............................  3.34   3.04   0.05   1.77   7.35      14.16
Combined Fixed Charges and Preferred
  Stock Dividends........................  3.34   3.04   0.05   1.53   6.80      13.40

     Anadarko issued preferred stock in May 1998. No shares of preferred stock were outstanding during any of the periods prior to May 1998.

     As a result of Anadarko's net loss in 1998, Anadarko's earnings did not cover fixed charges by $90 million and did not cover combined fixed charges and preferred stock dividends by $101 million in 1998.

     The ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pre-tax earnings required for payment.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is listed and traded on the New York Stock Exchange under the symbol "APC." The following table provides, for the calendar quarters indicated, the high and low closing sales prices per share on the New York Stock Exchange for the periods shown below as reported on the New York Stock Exchange Composite Tape and the dividends per share paid during such periods.

                                                                         DIVIDENDS
                                                   NYSE SALE PRICE   ------------------
                                                   ---------------   PREFERRED   COMMON
PERIOD                                              HIGH     LOW       STOCK     STOCK
------                                             ------   ------   ---------   ------
1999:
  First Quarter..................................  $39.88   $26.56    $13.65     $0.05
  Second Quarter.................................   40.50    35.69     13.65      0.05
  Third Quarter..................................   38.19    29.00     13.65      0.05
  Fourth Quarter.................................   35.44    27.19     13.65      0.05
2000:
  First Quarter..................................   38.69    28.44     13.65      0.05
  Second Quarter.................................   53.25    34.50     13.65      0.05
  Third Quarter..................................   68.05    44.44     13.65      0.05
  Fourth Quarter.................................   74.85    58.45     13.65      0.05
2001:
  First Quarter..................................   72.99    54.63     13.65      0.05
  Second Quarter through May 4, 2001.............   69.00    56.35        --        --

     On April 26, 2001, our board of directors declared dividends of $0.05 per share and $13.65 per share on our common stock and 5.46% Series B Cumulative Preferred Stock, respectively. The amount of future common stock dividends will depend on earnings, financial condition, capital requirements and other factors, and will be determined by the directors on a quarterly basis.

     As of March 31, 2001, there were approximately 22,000 direct holders of Anadarko common stock.

                          DESCRIPTION OF THE ZYP-CODES

     We issued the ZYP-CODES under an indenture supplement, dated as of March 13, 2001, to an indenture dated as of March 9, 2001, between us and The Bank of New York, as trustee. The terms of the ZYP-CODES include those provided in the indenture and the indenture supplement, which we refer to collectively herein as the "indenture."

     The following description is only a summary of the material provisions of the ZYP-CODES, the indenture and the indenture supplement. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the ZYP-CODES, the indenture and the indenture supplement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the ZYP-CODES.

     When we refer to Anadarko in this section, we refer only to Anadarko Petroleum Corporation, a Delaware corporation, and not its subsidiaries.

BRIEF DESCRIPTION OF THE ZYP-CODES

     The ZYP-CODES are:

     - limited to $650,000,000 aggregate principal amount;

     - general unsecured, unsubordinated obligations, and, as indebtedness of Anadarko, are effectively subordinated to all indebtedness and liabilities of our subsidiaries;

     - convertible into our common stock as described below under "-- Conversion Rights;"

     - redeemable at our option on or after March 13, 2006 upon the terms and at the redemption price set forth below under "-- Optional Redemption by Anadarko;"

     - subject to repurchase by us at your option upon the terms and at the repurchase price set forth below under "-- Purchase of ZYP-CODES at the Option of the Holder" and "-- Repurchase at Option of Holders Upon Change of Control;" and

     - due on March 13, 2021, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

     We will not make periodic payments of interest on the ZYP-CODES, other than contingent interest, if any, described below under "-- Contingent Interest" and liquidated damages, if any, as described below under "-- Registration Rights of Selling Securityholders." Each ZYP-CODES was issued at an issue price of $1,000.00 per ZYP-CODES. Therefore, original issue discount will not accrue on the ZYP-CODES, except for tax purposes only. See "Certain United States Federal Income Tax Considerations."

     We may not reissue a ZYP-CODES that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled.

     The ZYP-CODES are debt instruments that will be treated as contingent payment debt instruments for United States federal income tax purposes. Even if we do not pay any cash interest (e.g., contingent interest), beneficial owners of the ZYP-CODES will be required to accrue interest income on the ZYP-CODES in the manner described herein, regardless of whether such owner uses the cash or accrual method of tax accounting. Beneficial owners will be required, in general, to accrue interest based on the rate at which we would issue a fixed rate non-convertible debt instrument with terms and conditions similar to the ZYP-CODES (6.98%), rather than at the zero rate on the ZYP-CODES for non-tax purposes. Accordingly, owners of ZYP-CODES will be required to include interest in taxable income in each year on the ZYP-CODES. Furthermore, upon a sale, exchange, conversion or redemption of a ZYP-CODES, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the ZYP-CODES. The amount realized by you will include, in the case of a conversion, the fair market value of the stock you receive. Any gain on a sale, exchange, conversion or redemption of a ZYP-CODES will be treated as ordinary interest income. You are expected to consult your own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the ZYP-CODES. See "Certain United States Federal Income Tax Considerations."

     No sinking fund is provided for the ZYP-CODES, and the ZYP-CODES will not be subject to legal or covenant defeasance.

     The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of Anadarko except to the extent described below under "-- Repurchase at Option of Holders Upon Change of Control."

     For information regarding conversion, registration of transfer and exchange of global ZYP-CODES, see "-- Form, Denomination and Registration."

CONVERSION RIGHTS

  General

     You may convert any outstanding ZYP-CODES (or portions of outstanding ZYP-CODES) into our common stock at a conversion rate of 9.9285 shares per $1,000 principal amount of ZYP-CODES (or an initial conversion price of $100.72 per share of common stock) so long as the conditions set forth below are met. The conversion price is, however, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of ZYP-CODES. Instead, we will pay a cash adjustment based upon the closing sale price of our common stock on the trading day immediately preceding the conversion date. Upon conversion, you will not be entitled to any cash payment representing accrued contingent interest, if any. You may convert ZYP-CODES only in denominations of $1,000 and whole multiples of $1,000.

  Conversion Procedure

     You may convert ZYP-CODES into shares of our common stock at any time until the close of business on the second business day prior to March 13, 2021. If a ZYP-CODES has been called for redemption, you will be entitled to convert the ZYP-CODES until the close of business on the second business day immediately preceding the date of redemption, unless we default in the payment of the redemption price. If you have delivered a repurchase notice exercising your option to require us to repurchase your ZYP-CODES, you may not convert your ZYP-CODES unless you withdraw the notice in accordance with the terms of the indenture. Similarly, if you exercise your option to require us to repurchase your ZYP-CODES upon a change of control (as defined under "-- Repurchase at Option of Holders Upon Change of Control" below), that ZYP-CODES may not be converted unless you withdraw your election to exercise your option in accordance with the terms of the indenture.

     You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any transfer taxes or duties which may be payable relating to any transfer involved in the issuance or delivery of common stock in a name other than yours. Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

     To convert a global ZYP-CODES, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive ZYP-CODES, you must:

     - complete the conversion notice on the back of the ZYP-CODES (or a facsimile thereof);

     - deliver the completed conversion notice and the ZYP-CODES to be converted to the specified office of the conversion agent; and

     - pay all transfer taxes or duties, if any, as described in the preceding paragraph.

     The conversion date will be the date on which all of the foregoing requirements have been satisfied. The ZYP-CODES will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the ZYP-CODES are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

  Conversion Price Adjustments

     We will adjust the initial conversion price for certain events, including:

     - issuances of our common stock as a dividend or distribution to all holders of our common stock;

     - certain subdivisions and combinations of our common stock;

     - issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock at the time of the announcement of such issuance;

     - distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:

      (1) the rights and warrants referred to in the immediately preceding bullet point,

      (2) any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, or

      (3) any dividends or distributions paid exclusively in cash;

     - distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined together with:

      (1) all other all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

      (2) any cash and the fair market value of other consideration paid for in any tender offer (other than an odd-lot tender offer) by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for that distribution; "market capitalization" is the product of the then current market price of our common stock times the number of shares of our common stock then outstanding; and

     - purchases of our common stock pursuant to a tender offer (other than an odd-lot tender offer) made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

      (1) any cash and the fair market value of any other consideration paid in any other tender offer (other than an odd-lot tender offer) by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

      (2) the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet point to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of the tender offer.

     We will not make any adjustment if holders of ZYP-CODES may participate in the transactions described above or in certain other cases. In cases:

     - where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities that are applicable to one share of common stock and are distributed to stockholders equals or exceeds the average trading price of the common stock over a specified period, or

     - in which the average trading price of the common stock over a specified period exceeds the fair market value of the assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion price, the holder of a ZYP-CODES will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that the holder would have received if the holder had converted its ZYP-CODES immediately prior to the record date for determining the stockholders entitled to receive the distribution.

     We will not make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price in effect at that time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made.

     If we:

     - reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

     - consolidate or combine with or merge into or are a party to a binding share exchange with any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive (or the common stock is converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then, at the effective time of the transaction the holders of the ZYP-CODES may convert the ZYP-CODES into the consideration they would have received if they had converted their ZYP-CODES immediately prior to the reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     If we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

     If we elect to make a distribution described in the third or fourth bullet of the first paragraph of this subsection "-- Conversion Price Adjustments," which, in the case of the fourth bullet, has a per share value equal to more than 10% of the sale price of our shares of common stock on the day preceding the declaration date for the distribution, we will be required to give notice to the holders of ZYP-CODES at least 20 days prior to the ex-dividend date for the distribution. No adjustment to the conversion price or the ability of a holder of a ZYP-CODES to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

     If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, you may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain United States Federal Income Tax Consequences."

     To the extent permitted by law, from time to time we may reduce the conversion price of the ZYP-CODES by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of the reduction. We may also reduce the conversion price as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

     Each share of common stock issued upon conversion of a ZYP-CODES will include a right issued under our existing stockholder rights agreement. If our existing stockholder rights agreement expires or is terminated and, while the ZYP-CODES are outstanding, we implement another stockholder rights plan, such plan will provide that in lieu of making an adjustment of the conversion rate, each share of our common stock issued upon conversion of the ZYP-CODES at any time will include a preferred stock purchase right (notwithstanding the occurrence of an event causing such rights to separate from our common stock prior to conversion). As a result, there will not be any adjustment to the conversion rate as a result of:

     - the distribution of separate certificates representing the rights;

     - the exercise or redemption of the rights in accordance with the stockholder rights agreement; or

     - the termination or invalidation of the rights.

CONTINGENT INTEREST

     Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of ZYP-CODES during any six-month period from March 1 to August 31 and from September 1 to February 28 or February 29, commencing September 1, 2001, if the average trading price of a ZYP-CODES for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the ZYP-CODES.

     The amount of contingent interest payable per ZYP-CODES in respect of any six-month period will equal the greater of (i) a per annum rate equal to 5% of our estimated borrowing rate for senior non-convertible fixed rate indebtedness with a maturity date comparable to the ZYP-CODES, and (ii) 0.33% per annum, in each case based on the outstanding principal amount of a ZYP-CODES.

     Contingent interest, if any, will accrue and be payable to holders of ZYP-CODES as of the fifteenth day preceding the last day of the relevant six-month period. Such payments will be paid on the last day of the relevant six-month period.

     The trading price of a ZYP-CODES on any date of determination means:

     - the closing sale price (or, if no closing sale price is reported, the last reported sale price) of a security (regular way) on the New York Stock Exchange on that date;

     - if that security is not listed on the NYSE on that date, the closing sale price as reported in the composite transactions for the principal United States securities exchange on which that security is listed;

     - if that security is not so listed on a United States national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

     - if that security is not so reported, the last price quoted by Interactive Data Corporation for that security or, if Interactive Data Corporation is not quoting a price, a similar quotation service selected by us;

     - if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for that security;

     - if that security is not so quoted, the average of the last bid and ask prices for that security from a dealer engaged in the trading of those securities; or

     - in the case of the ZYP-CODES, if such bid and ask prices are not available, the conversion value of the ZYP-CODES, which is the product of the trading price of our common stock on such date, multiplied by the conversion rate of the ZYP-CODES then in effect.

     Upon determination that ZYP-CODES holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our web site.

     If contingent interest is payable, we will not pay in cash interest accrued and unpaid on any ZYP-CODES that is converted into our common stock, except under certain limited circumstances. See "-- Conversion Rights." Delivery of shares of common stock will be deemed to satisfy our obligation to pay the principal amount of the ZYP-CODES and any accrued contingent interest. If a holder of ZYP-CODES converts after a record date for an interest payment but prior to the corresponding interest payment date, it will receive on the interest payment date contingent interest accrued and payable on such ZYP-CODES, notwithstanding the conversion of such ZYP-CODES prior to such interest payment date, because such holder will have been the holder of record on the corresponding record date. However, at the time such holder surrenders such ZYP-CODES for conversion, it must pay us an amount equal to the contingent interest that has accrued and will be paid on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment but prior to the corresponding interest payment date, ZYP-CODES that are called by us for redemption. Accordingly, if we redeem ZYP-CODES on a date after a record date for an interest payment but prior to the corresponding contingent interest payment date, and prior to the redemption date the holder of such ZYP-CODES chooses to convert such ZYP-CODES, the holder will not be required to pay us, at the time it surrenders such ZYP-CODES for conversion, the amount of interest on such ZYP-CODES it will receive on the interest payment date.

     We will not pay contingent interest, if any, to a person other than the holder of record on the record date if we redeem the ZYP-CODES on a date that is after the record date and prior to the corresponding interest payment date. In this instance, we will pay contingent interest accrued and unpaid on the ZYP-CODES being redeemed to but not including the redemption date to the same person to whom we will pay the principal of such ZYP-CODES.

     Except as provided below, we will pay contingent interest on:

     - the global ZYP-CODES to DTC in immediately available funds;

     - definitive ZYP-CODES having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these ZYP-CODES; and

     - definitive ZYP-CODES having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these ZYP-CODES.

     Contingent interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION BY ANADARKO

     No sinking fund is provided for the ZYP-CODES. Prior to March 13, 2006, the ZYP-CODES will not be redeemable at our option. Beginning on March 13, 2006, we may redeem the ZYP-CODES for cash as a whole at any time, or from time to time in part, at a redemption price per ZYP-CODES equal to the principal amount thereof plus contingent interest, if any, and liquidated damages, if any, to the redemption date. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of ZYP-CODES. ZYP-CODES or portions of ZYP-CODES called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

     If we redeem less than all of the outstanding ZYP-CODES, the trustee shall select the ZYP-CODES to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder's ZYP-CODES is selected for partial redemption and the holder converts a portion of the ZYP-CODES, the converted portion shall be deemed to be the portion selected for redemption.

PURCHASE OF ZYP-CODES AT THE OPTION OF HOLDER

     On March 13, 2002, March 13, 2004, March 13, 2006, March 13, 2011 and March
13, 2016, holders may require us to purchase any outstanding ZYP-CODES for which the holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their ZYP-CODES for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the third business day prior to the purchase date.

     The purchase price of a ZYP-CODES will be its principal amount plus contingent interest, if any, and liquidated damages, if any, to the purchase date.

     We will pay the purchase price in cash, except that, with respect to ZYP-CODES put to us for purchase on March 13, 2002, we may, at our option, elect to pay the purchase price in cash, common stock or a combination of cash and shares of our common stock. For a discussion of the tax treatment of a holder receiving cash, common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations."

     We will be required to give notice on a date not less than 20 business days (30 business days if, with respect to ZYP-CODES put to us for purchase on March 13, 2002, we elect to pay any portion of the purchase price in common stock) prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

     - whether with respect to any purchases on March 13, 2002, we will pay the purchase price of ZYP-CODES in cash or common stock or any combination thereof, specifying the percentages of each;

     - if we elect to pay all or any portion of the purchase price in common stock with respect to any purchases on March 13, 2002, the method of calculating the number of shares of our common stock to be issued in payment of the specified portion of the purchase price; and

     - the procedures that holders must follow to require us to purchase their ZYP-CODES as described below.

     The purchase notice given by each holder electing to require us to purchase ZYP-CODES shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date and must state:

     - the certificate numbers of the holder's ZYP-CODES to be delivered for purchase;

     - the portion of the principal amount of ZYP-CODES to be purchased, which must be $1,000 or an integral multiple of $1,000;

     - that the ZYP-CODES are to be purchased by us pursuant to the applicable provisions of the ZYP-CODES; and

     - if we elect, pursuant to the notice that we are required to give, to pay the purchase price on March 13, 2002 in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

      (1) to withdraw the purchase notice as to some or all of the ZYP-CODES to which it relates; or

      (2) to receive cash in such event in respect of the entire purchase price for all ZYP-CODES or portions of ZYP-CODES subject to such purchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all ZYP-CODES subject to the purchase notice in these circumstances.

     A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The notice of withdrawal will state:

     - the principal amount being withdrawn;

     - the certificate numbers of the ZYP-CODES being withdrawn; and

     - the principal amount, if any, of the ZYP-CODES that remain subject to the purchase notice.

     If we elect to pay the purchase price on March 13, 2002, in whole or in part, in shares of our common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in our common stock divided by the discounted market price of a share of our common stock. The "discounted market price" of our common stock means 90% of the average of the volume weighted daily average sale prices of our common stock for the 20 trading days ending on the business day immediately prior to the applicable purchase date. If the business day immediately prior to the applicable purchase date is not a trading day, the 20 trading days will end on the last trading day prior to such business day.

     We will adjust the discounted market price to take into account the occurrence, during the period commencing on the first of such trading days during such 20 trading day period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to our common stock.

     The "sale price" of our common stock on any date means the per share sale price on such date as reported in composite transactions during normal trading hours for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq.

     Because the market price of our common stock is determined prior to the applicable purchase date, holders of ZYP-CODES bear the market risk with respect to the value of our common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     In addition to the above conditions, our right to purchase ZYP-CODES, in whole or in part put to us for purchase on March 13, 2002, with common stock is subject to our satisfying various conditions, including:

     - listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

     - the registration of our common stock under the Securities Act and the Exchange Act, if required; and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If these conditions are not satisfied with respect to a holder prior to the close of business on March 13, 2002, we will pay the purchase price of the ZYP-CODES of the holder entirely in cash. See "Certain United States Federal Income Tax Considerations." We may not change the form or components or percentages of components of consideration to be paid for the ZYP-CODES once we have given the notice that we are required to give to holders of ZYP-CODES, except as described in the first sentence of this paragraph.

     In connection with any purchase offer, we will:

     - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     - file Schedule TO or any other required schedule under the Exchange Act.

     Our obligation to pay the purchase price for a ZYP-CODES for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the ZYP-CODES, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the ZYP-CODES to be paid promptly following the later of the purchase date or the time of delivery of the ZYP-CODES.

     If the paying agent holds money or securities sufficient to pay the purchase price of the ZYP-CODES on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the ZYP-CODES will cease to be outstanding and contingent interest, if any, on such ZYP-CODES will cease to accrue, whether or not the ZYP-CODES is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the ZYP-CODES.

     Our ability to purchase ZYP-CODES with cash may be limited by the terms of our then existing borrowing agreements.

REPURCHASE AT OPTION OF HOLDERS UPON CHANGE OF CONTROL

     In the event of a change of control, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's ZYP-CODES in integral multiples of $1,000 principal amount, at a price equal to such principal amount plus accrued contingent interest, if any, and liquidated damages, if any, to the purchase date. We will be required to purchase the ZYP-CODES no later than 35 business days after the occurrence of such change of control. We refer to this date in this prospectus as the "change of control purchase date."

     Within 15 business days after the occurrence of a change of control, we must mail to the trustee and to all holders of ZYP-CODES at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change of control, which notice must state, among other things:

     - the events causing a change of control;

     - the date of such change of control;

     - the last date on which a holder may exercise the purchase right;

     - the change of control purchase price;

     - the change of control purchase date;

     - the name and address of the paying agent and the conversion agent;

     - the conversion rate and any adjustments to the conversion rate;

     - that ZYP-CODES with respect to which a change of control purchase notice is given by the holder may be converted only if the change of control purchase notice has been withdrawn in accordance with the terms of the indenture; and

     - the procedures that holders must follow to exercise these rights.

     To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the change of control purchase date. The required purchase notice upon a change of control must state:

     - the certificate numbers of the ZYP-CODES to be delivered by the holder;

     - the portion of the principal amount of ZYP-CODES to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

     - that we are to purchase such ZYP-CODES pursuant to the applicable provisions of the ZYP-CODES.

     A holder may withdraw any change of control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change of control purchase date. The notice of withdrawal must state:

     - the principal amount at maturity of the ZYP-CODES being withdrawn;

     - the certificate numbers of the ZYP-CODES being withdrawn; and

     - the principal amount at maturity, if any, of the ZYP-CODES that remain subject to a change of control purchase notice.

     Our obligation to pay the change of control purchase price for a ZYP-CODES for which a change of control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the ZYP-CODES, together with necessary endorsements, to the paying agent at any time after the delivery of such change of control purchase notice. We will cause the change of control purchase price for such ZYP-CODES to be paid in cash promptly following the later of the change of control purchase date and the time of delivery of such ZYP-CODES.

     If the paying agent holds money sufficient to pay the change of control purchase price of the ZYP-CODES on the change of control purchase date in accordance with the terms of the indenture, then, immediately after the change of control purchase date, any contingent interest on such ZYP-CODES will cease to accrue, whether or not the ZYP-CODES is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the change of control purchase price upon delivery of the ZYP-CODES.

     A "change of control" will be deemed to have occurred at such time after the original issuance of the ZYP-CODES when any of the following has occurred:

     - the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

     - the first day on which a majority of the members of the board of directors of Anadarko are not continuing directors; or

     - our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

      (1) any transaction:

         (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock; and

         (B) pursuant to which holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of common stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

      (2) any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a change of control will be deemed not to have occurred if:

     - the closing sale price per share of our common stock for any five trading days within:

      (1) the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point above, or

      (2) the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the second bullet point above,

     equals or exceeds 110% of the conversion price of the ZYP-CODES in effect on each of those five trading days; or

     - at least 90% of the consideration in the transaction or transactions constituting a change of control consists of shares of common stock traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the ZYP-CODES become convertible into that common stock (and any rights attached thereto).

Except as noted in the above definition, the beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the ZYP-CODES. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

     The indenture does not permit our board of directors to waive our obligation to purchase ZYP-CODES at the option of holders in the event of a change of control.

     In connection with any purchase offer in the event of a change of control, we will:

     - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

     - file Schedule TO or any other required schedule under the Exchange Act.

     The change of control purchase feature of the ZYP-CODES may in certain circumstances make more difficult or discourage a takeover of Anadarko. The change of control purchase feature, however, is not the result of our knowledge of any specific effort:

     - to accumulate shares of our common stock;

     - to obtain control of Anadarko by means of a merger, tender offer, solicitation or otherwise; or

     - part of a plan by management to adopt a series of anti-takeover provisions.

     Our ability to purchase ZYP-CODES with cash may be limited by the terms of our then existing borrowing agreements.

     We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the ZYP-CODES but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

     We may not be able to purchase ZYP-CODES at the option of holders upon a change of control if there has occurred and is continuing an event of default with respect to the ZYP-CODES.

MERGER AND SALES OF ASSETS

     The indenture provides that Anadarko may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person unless, among other things,

     - the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     - such person assumes all obligations of Anadarko under the ZYP-CODES and the indenture; and

     - Anadarko or such successor is not then or immediately thereafter in default under the indenture.

     The occurrence of certain of the foregoing transactions could constitute a change of control.

EVENTS OF DEFAULT

     Each of the following constitutes an event of default under the indenture:

     - default in the payment of the redemption price or purchase price (including change of control purchase price);

     - default in the payment of any contingent interest or liquidated damages, in each case, when due and payable, and continuance of such default for a period of 30 days;

     - default in the performance of or breach of any other of our covenants or agreements in the indenture or under the ZYP-CODES (other than a default specified above) following notice of such default by the trustee or the holders of 25% or more in aggregate principal amount of the ZYP-CODES and such default or breach continues for a period of 60 consecutive days after receipt by Anadarko of such notice;

     - there occurs with respect to any obligations for borrowed money or evidenced by bonds, debentures, notes or similar instruments ("Indebtedness") of Anadarko having an outstanding principal amount of $25.0 million or more in the aggregate for all such issues, whether such Indebtedness now exists or shall hereafter be created, a default that has caused such Indebtedness to become due and payable, by acceleration or otherwise, prior to its stated maturity and such default has not been cured, by payment or otherwise, within 30 days after receipt by Anadarko of written notice of such default;

     - certain events of bankruptcy or insolvency affecting Anadarko.

     If an event of default specified in the last bullet point above occurs and is continuing, then automatically the principal amount of the ZYP-CODES and any accrued and unpaid contingent interest and liquidated damages through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under "-- Modification and Waiver" below), the trustee or the holders of at least 25% in aggregate principal amount of the ZYP-CODES then outstanding may declare the principal amount of the ZYP-CODES and any accrued and unpaid contingent interest through such date, due and payable. Upon any such acceleration the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of ZYP-CODES by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the ZYP-CODES then outstanding or a majority in aggregate principal amount of the ZYP-CODES represented at a meeting at which a quorum (as specified under "-- Modifications and Waiver" below) is present, in each case upon the conditions provided in the indenture. In the event of a declaration of acceleration because an event of default set forth in the fourth bullet point above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the Indebtedness that is the subject of such event of default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be.

     We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information reporting applies to payments of interest or dividends, if any, made by us on, or the proceeds of the sale or other disposition of, the ZYP-CODES or shares of common stock with respect to certain noncorporate holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against the holder's federal income tax, provided that the required information is provided to the Internal Revenue Service.

MODIFICATION AND WAIVER

     The indenture (including the terms and conditions of the ZYP-CODES) may be modified or amended by us and the trustee, without the consent of the holder of any ZYP-CODES, for the purposes of, among other things:

     - adding to our covenants for the benefit of the holders of ZYP-CODES;

     - adding events of default;

     - surrendering any right or power conferred upon us;

     - establishing the structure or terms of securities as permitted by the indenture;

     - providing for the assumption of our obligations to the holders of ZYP-CODES in the case of a permitted merger, consolidation, conveyance, transfer or lease;

     - complying with the requirements of the SEC in connection with the registration of the ZYP-CODES under the Securities Act and the qualification of the indenture under the Trust Indenture Act, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of ZYP-CODES in any material respect; and

     - curing any ambiguity or inconsistency or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of ZYP-CODES in any material respect.

     Modifications and amendments to the indenture or to the terms and conditions of the ZYP-CODES may also be made, and past defaults by us (and their consequences) may be waived, with the approval or written consent of the holders of at least a majority in aggregate principal amount of the ZYP-CODES at the time outstanding.

     However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each ZYP-CODES so affected:

     - change the stated maturity of any ZYP-CODES;

     - waive defaults in the payment of the principal of or interest on any of the ZYP-CODES;

     - waive default with respect to a covenant or provision of the indenture which, under the terms of the indenture, cannot be modified or amended without the consent of the holders of all outstanding ZYP-CODES;

     - reduce the principal amount, redemption price or purchase price (including change of control purchase price) on any ZYP-CODES;

     - change the currency of payment of such ZYP-CODES or interest thereon;

     - alter the manner of calculation or rate of accrual of any contingent interest on any ZYP-CODES or extend the time of payment of any such amount;

     - except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders, or adversely affect the conversion rights of holders of the ZYP-CODES;

     - reduce the percentage in aggregate principal amount of ZYP-CODES outstanding necessary to modify or amend the indenture or to waive any past default; or

     - impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, any ZYP-CODES.

GOVERNING LAW

     The indenture and the ZYP-CODES are governed by, and construed in accordance with, the law of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

     The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the ZYP-CODES. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

FORM, DENOMINATION AND REGISTRATION

     Denomination and Registration. We issued the ZYP-CODES in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and whole multiples of $1,000.

     Global ZYP-CODES: Book-Entry Form. The ZYP-CODES are evidenced by one or more global ZYP-CODES deposited with the trustee as custodian for The Depository Trust Company (DTC), and registered in the name of Cede & Co. as DTC's nominee.

     Record ownership of the global ZYP-CODES may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. Purchasers of

ZYP-CODES may hold their interests in the global ZYP-CODES directly through DTC if they are participants in DTC, or indirectly through organizations that are direct DTC participants if they are not participants in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. Purchasers of ZYP-CODES may also beneficially own interests in the global ZYP-CODES held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

     So long as Cede & Co., as nominee of DTC, is the registered owner of the global ZYP-CODES, Cede & Co. for all purposes will be considered the sole holder of the global ZYP-CODES. Except as provided below, owners of beneficial interests in the global ZYP-CODES:

     - will not be entitled to have certificates registered in their names;

     - will not receive or be entitled to receive physical delivery of certificates in definitive form; and

     - will not be considered holders of the global ZYP-CODES.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

     We will wire, through the facilities of the trustee, payments of principal, premium, if any, and interest payments on the global ZYP-CODES to Cede & Co., the nominee of DTC, as the registered owner of the global ZYP-CODES. None of Anadarko, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global ZYP-CODES to owners of beneficial interests in the global ZYP-CODES.

     It is DTC's current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global ZYP-CODES, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the ZYP-CODES represented by the global ZYP-CODES, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in ZYP-CODES represented by the global ZYP-CODES held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because of time zone differences, the securities accounts of a Euroclear or Cedelbank participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedelbank participant, during the securities settlement processing day (which must be a business day for Euroclear or Cedelbank) immediately following the settlement date of DTC. Cash received in Euroclear or Cedelbank as a result of sales of interests in a global security by or through a Euroclear or Cedelbank participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedelbank cash account only as of the business day for Euroclear or Cedelbank following DTC's settlement date.

     If you would like to convert your ZYP-CODES into common stock pursuant to the terms of the ZYP-CODES, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

     Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the ZYP-CODES represented by global ZYP-CODES to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

     Neither Anadarko nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of ZYP-CODES, including, without limitation, the presentation of ZYP-CODES for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global ZYP-CODES are credited and only for the principal amount at maturity of the ZYP-CODES for which directions have been given.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchaser of the ZYP-CODES. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global ZYP-CODES among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause ZYP-CODES to be issued in definitive form in exchange for the global ZYP-CODES. None of Anadarko, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global ZYP-CODES.

     According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Definitive ZYP-CODES. ZYP-CODES represented by a global security are exchangeable for certificated securities with the same terms only if:

     - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days,

     - we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary), or

     - a default under the indenture occurs and is continuing.

DISCHARGE OF THE INDENTURE

     We may satisfy and discharge our obligations under the indenture with respect to the ZYP-CODES by delivering to the trustee for cancellation all outstanding ZYP-CODES or by depositing with the trustee, the paying agent or the conversion agent, if applicable after the ZYP-CODES have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change of control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding ZYP-CODES and paying all other sums payable under the indenture by us.

CALCULATIONS IN RESPECT OF ZYP-CODES

     We are responsible for making all calculations called for under the ZYP-CODES. These calculations include, but are not limited to, determination of the market prices of the ZYP-CODES and of our common stock and amounts of contingent interest payments, if any, payable on the ZYP-CODES. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of ZYP-CODES. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

REGISTRATION RIGHTS OF SELLING SECURITYHOLDERS

     We have entered into a resale registration rights agreement with Lehman Brothers Inc., the initial purchaser of the ZYP-CODES in the private placement, for the benefit of the holders of the ZYP-CODES. Pursuant to the agreement, we agreed, at our expense, to:

     - file with the SEC not later than the date 90 days after the earliest date of original issuance of any of the ZYP-CODES, a registration statement on such form as we deem appropriate covering resales by holders of all ZYP-CODES and the common stock issuable upon conversion of the ZYP-CODES;

     - use our reasonable commercial efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the ZYP-CODES; and

     - use our reasonable commercial efforts to keep the registration statement effective until the earliest of:

      (1) two years after the last date of original issuance of any of the ZYP-CODES;

      (2) the date when the holders of the ZYP-CODES and the common stock issuable upon conversion of the ZYP-CODES are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

      (3) the date when all of the ZYP-CODES and the common stock issuable upon conversion of the ZYP-CODES of those holders that have completed and delivered in a timely manner the selling securityholder election and questionnaire are registered under the shelf registration statement of which this prospectus is a part and disposed of in accordance with the shelf registration statement.

     In connection with the shelf registration statement, we will:

     - provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement;

     - notify each such holder when the shelf registration statement has become effective; and

     - take certain other actions as are required to permit unrestricted resales of the ZYP-CODES and the common stock issuable upon conversion of the ZYP-CODES.

     Each holder who sells securities pursuant to the shelf registration statement generally will be:

     - required to be named as a selling holder in the related prospectus;

     - required to deliver a prospectus to the purchaser;

     - subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales; and

     - bound by the provisions of the resale registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

     Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder's use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

     - the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

     - we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

     However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 75 days. Each holder, by its acceptance of a ZYP-CODES, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

     Upon the initial sale of ZYP-CODES or common stock issued upon conversion of the ZYP-CODES, each selling securityholder will be required to deliver a notice of such sale, in substantially the form attached as an exhibit to the indenture, to the trustee and us. The notice will, among other things:

     - identify the sale as a transfer pursuant to the shelf registration statement;

     - certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

     - certify that the selling securityholder and the aggregate principal amount of ZYP-CODES or number of shares, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

     If,

     - the shelf registration statement has not been filed prior to or on the 90th day following the earliest date of original issuance of any of the ZYP-CODES; or

     - the shelf registration statement has not been declared effective prior to or on the 180th day following the earliest date of original issuance of any of the ZYP-CODES (the "effectiveness target date"); or

     - at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 75th day, as the case may be (each, a "registration default"), then additional interest as liquidated damages will accrue on the ZYP-CODES, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semiannually in arrears, with the first semiannual payment due on each March 1 and September 1, commencing on September 1, 2001, and will accrue at a rate per year equal to:

     - 0.25% of the principal amount of a ZYP-CODES to and including the 90th day following such registration default; and

     - 0.50% of the principal amount of a ZYP-CODES from and after the 91st day following such registration default.

     In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its ZYP-CODES into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the ZYP-CODES converted. A holder will not be entitled to liquidated damages unless it has provided all information requested by the questionnaire prior to the deadline, which was April 27, 2001.

     If a shelf registration statement covering the resales of the ZYP-CODES and common stock into which the ZYP-CODES are convertible is not effective, these securities may not be sold or otherwise transferred except in accordance with an applicable exemption under the Securities Act and the restrictions set forth on the legends set forth on the certificates representing such securities.

                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this prospectus, we are authorized to issue up to 450,000,000 shares of common stock, par value $0.10 per share, and up to 2,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. As of April 30, 2001, we had:

     - 250,627,503 shares of common stock issued and outstanding;

     - 19,974,604 additional shares of common stock reserved for issuance under our various stock and compensation incentive plans;

     - 115,053 shares of 5.46% Series B cumulative preferred stock issued and outstanding; and

     - 200,000 shares of preferred stock designated as Series C junior participating preferred stock, none of which is issued and outstanding.

     The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to Delaware General Corporation Law and the applicable provisions of the following documents:

     - our restated certificate of incorporation, which is filed as an exhibit to the registration statement of which this prospectus is a part;

     - the certificate of designation of our 5.46% cumulative preferred stock, Series B, which is incorporated by reference to Exhibit 4(a) to our Form 8-K dated May 6, 1998;

     - the amendment to our restated certificate of incorporation, which is incorporated by reference to Exhibit 4.1 to our Form 8-K dated July 28, 2000;

     - the certificate of designations of our Series C junior participating preferred stock, which is filed as an exhibit to the registration statement of which this prospectus is a part; and

     - the by-laws, as amended, which are incorporated by reference to Exhibit 3(e) to our Form 10-Q for the quarter ended September 30, 2000.

COMMON STOCK

  Dividends

     The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the preferential rights of holders of our preferred stock.

  Voting Rights

     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

  Rights Upon Liquidation

     In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

  Miscellaneous

     The outstanding shares of common stock are, and the shares of common stock issuable on conversion of ZYP-CODES will be, fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Mellon Investor Services LLC, New York, New York, is the transfer agent and registrar for the common stock.

PREFERRED STOCK

  General

     Our restated certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 2,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series. With the approval of the holders of a majority of the outstanding shares, we may amend from time to time our restated certificate to increase the number of authorized shares of preferred stock.

     The following describes the material provisions of our preferred stock. However, this description of the terms of the preferred stock is not complete and is subject to and qualified by the certificate of designation relating to any applicable series of preferred stock.

     Dividend Rights. The preferred stock is preferred over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on the common stock are declared and set apart for payment or paid, the holders of shares of each series of preferred stock are entitled to receive dividends when, as and if declared by our board of directors.

     Rights upon Liquidation. The preferred stock will be preferred over the common stock as to asset distributions so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock.

  Series B Preferred Stock

     The following description of our Series B preferred stock is not complete and is subject to and qualified in its entirety by reference to the certificate of designation of 5.46% cumulative preferred stock, Series B, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     General. As discussed above, as of April 30, 2001, we had 115,053 shares of 5.46% Series B cumulative preferred stock issued and outstanding. The Series B preferred stock does not have preemptive rights and is not convertible into shares of our common stock. The Series B preferred stock, together with any other series of preferred stock, rank prior to our common stock as to the payment of dividends and distribution of assets upon our dissolution, liquidation or winding up.

     Dividends. Cumulative cash dividends are payable on each share of Series B preferred stock when, as and if declared by our board of directors out of our assets that are legally available therefor. Dividends on the Series B preferred stock are payable quarterly at the annual rate of 5.46% or $54.60 per share. Dividends on the Series B preferred stock are cumulative and rights accrue to the holders of the Series B preferred stock if our board of directors fails to declare dividends on the Series B preferred stock, whether or not our earnings or financial condition at the time were sufficient to pay the dividends in whole or in part.

     Liquidation Preference. In the event of our voluntary or involuntary liquidation or dissolution, the holders of shares of Series B preferred stock will be entitled to receive out of our assets that are available for distribution to stockholders, before any distribution of assets is made to the holders of our common stock or any other class or series of our stock that ranks junior to the Series B preferred stock, liquidating distributions in the amount of $1,000 per share, plus all accrued and unpaid dividends.

     Voting Rights. The holders of shares of Series B preferred stock are not entitled to vote, except as set forth below or as expressly required by applicable law.

     If the equivalent of six quarterly dividends payable on the Series B preferred stock are in default, our board will be increased by two directors, unless previously increased pursuant to the terms of any other series of our preferred stock, and the holders of the Series B preferred stock, voting as a single class with the holders of any other class of our preferred stock with similar rights, will be entitled to elect two directors to fill the newly created directorships. This right to elect two directors will continue until full cumulative dividends for all past dividend periods on our preferred stock have been paid or declared and set apart for payment. These newly elected directors will serve until the next annual meeting of stockholders, even if the dividend default ceases to exist prior to expiration of the directors' term, or until their respective successors are elected and qualify.

     The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series B preferred stock is required for any amendment of our restated certificate of incorporation, as amended, that would adversely affect the powers, preferences, privileges or rights of the Series B preferred stock. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series B preferred stock and any other series of our preferred stock ranking on a parity with the Series B preferred stock either as to dividends or upon liquidation, voting as a single class, is required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Series B preferred stock as to dividends or upon liquidation, or to reclassify any authorized stock of Anadarko into prior shares.

     Redemption. Subject to certain exceptions, Series B preferred stock is not redeemable prior to May 15, 2008. On or after May 15, 2008, each share of Series B preferred stock will be redeemable, in whole or in part, at Anadarko's option, at any time and from time to time upon not less than 30 nor more than 60 days' notice, at $1,000 per share, plus accrued and unpaid dividends to the date fixed for redemption. If fewer than all the outstanding shares of Series B preferred stock are to be redeemed, we will select those to be redeemed by lot or pro rata or by any other method as may be determined by our board of directors to be equitable.

     The Series B preferred stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

  Preferred Stock Purchase Rights

     On October 30, 1998, we entered into a rights agreement with The Chase Manhattan Bank, as rights agent, providing for a dividend of one preferred stock purchase right for each outstanding share of our common stock. We issued the dividend to stockholders of record on November 10, 1998, and holders of shares of common stock issued since that date are issued rights with their shares. The rights trade automatically with shares of common stock and become exercisable only under the circumstances described below. The rights are designed to protect the interests of Anadarko and our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirors to negotiate with our board of directors prior to attempting a takeover and to provide the board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by our board of directors.

     Until a right is exercised, the right will not entitle the holder to additional rights as a stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right will entitle its holder to purchase from us one one-thousandth of a share of Series C junior participating preferred stock at a purchase price of $175 per right, subject to adjustment. In general, the rights will not be exercisable until the earlier of
(a) any time that we learn that a person or group or an affiliate or associate of the person or group has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock, unless provisions preventing accidental triggering of the rights apply, and (b) the close of business on the date, if any, designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for 15% or more of our outstanding common stock. Below we refer to the earlier of those dates as the "distribution date" and the person or group acquiring at least 15% of our common stock as an "acquiring person." If we are acquired in a merger or other business combination, or 50% or more of our consolidated assets or earning power are sold after a person becomes an acquiring person, each right will entitle its holder to purchase, for the purchase price, that number of common shares of Anadarko or the acquiring person, as the case may be, which at the time of the transaction would have a market value of twice the right exercise price.

     Any rights that are at any time beneficially owned by an acquiring person, or any associate or affiliate of the acquiring person, will be null and void and nontransferable, and any holder of such right, including any purported transferee or subsequent holder, will be unable to exercise or transfer the right.

     The rights will expire at the close of business on November 10, 2008, unless redeemed before that time. At any time prior to the earlier of (a) the time a person or group becomes an acquiring person and (b) the expiration date, our board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. This amount is subject to adjustment as provided in the rights agreement.

     The preceding summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the rights agreement and the form of right certificate, which are incorporated by reference to Exhibit 4.1 to our Form 8-A, filed with the SEC on October 30, 1998.

  Provisions of Anadarko's Restated Certificate of Incorporation

     In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us which is not approved by our board of directors, it would be possible for our board of directors to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, the restated articles and the applicable rules of the stock exchanges upon which the common stock is listed. The consent of the holders of common stock would not be required for any issuance of preferred stock like this.

     The restated certificate of incorporation also provides that our board of directors is classified into three classes and that some provisions of the restated certificate may be amended only by the affirmative vote of the holders of at least 80% of the voting power of our then outstanding voting stock.

                            SELLING SECURITYHOLDERS

     We originally issued and sold the ZYP-CODES in March 2001 to Lehman Brothers Inc. in a private placement. Lehman Brothers Inc., as the initial purchaser, then resold the ZYP-CODES in transactions exempt from the registration requirements of the Securities Act in the United States to persons they reasonably believed to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act.

     This prospectus relates to the resale by the selling securityholders of the securities listed below, as described below under "Plan of Distribution." The registration statement of which this prospectus is a part has been filed with the SEC pursuant to a resale registration rights agreement between us and Lehman Brothers Inc. entered into in connection with the initial offering of the ZYP-CODES to afford the holders of the ZYP-CODES the opportunity to sell their securities in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act. In that agreement, we undertook to keep the registration statement effective for up to two years, subject to certain exceptions.

     The selling securityholders listed below and the beneficial owners of the ZYP-CODES and their transferees, pledges, donees or other successors, if not identified in this prospectus then so identified in supplements to this prospectus as required, are the selling securityholders under this prospectus. The following table sets forth, as of a recent practicable date prior to the effectiveness of the registration statement of which this prospectus is a part, information with respect to the selling securityholders named below and the respective number of ZYP-CODES owned by each selling securityholder that may be offered pursuant to this prospectus. The table set forth below is based solely on information that has been provided by or on behalf of the selling securityholders. Except as indicated below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     The selling securityholders listed below may, under this prospectus, from time to time offer and sell the number of ZYP-CODES listed below opposite their names and the number of shares of common stock into which their ZYP-CODES may be converted also listed below opposite their names.

                                         PRINCIPAL                                                       NUMBER OF
                                         AMOUNT AT                      NUMBER OF                        SHARES OF
                                        MATURITY OF      PRINCIPAL      SHARES OF       NUMBER OF      COMMON STOCK
                                         ZYP-CODES       AMOUNT OF     COMMON STOCK     SHARES OF      BENEFICIALLY
                                        BENEFICIALLY     ZYP-CODES     BENEFICIALLY   COMMON STOCK    OWNED AFTER THE
        SELLING SECURITYHOLDER             OWNED       TO BE SOLD(1)     OWNED(2)     TO BE SOLD(1)     OFFERING(3)
        ----------------------          ------------   -------------   ------------   -------------   ---------------
ABN AMRO Bank N.V. ...................  $ 4,500,000    $  4,500,000        44,678          44,678               --
Amaranth Securities LLC...............  $ 6,250,000    $  6,250,000        62,053          62,053               --
Arbitex Master Fund, L.P. ............  $10,000,000    $ 10,000,000        99,285          99,285               --
Argent Classic Convertible Arbitrage
  Fund L.P. ..........................  $ 6,000,000    $  6,000,000        59,571          59,571               --
Argent Classic Convertible Arbitrage
  Fund (Bermuda) L.P. ................  $ 5,000,000    $  5,000,000        49,642          49,642               --
Argent Convertible Arbitrage Fund
  Ltd. ...............................  $ 7,500,000    $  7,500,000        74,463          74,463               --
Argent LowLev Convertible Arbitrage
  Fund LLC............................  $   500,000    $    500,000         4,964           4,964               --
Barclays Capital Securities Ltd. .....  $ 8,000,000    $  8,000,000        79,428          79,428               --
Black Diamond Offshore Ltd. ..........  $ 2,738,000    $  2,738,000        27,184          27,184               --
BVK U9A9..............................  $ 4,650,000    $  4,650,000        46,167          46,167               --
Conseco Annuity Assurance Company --
  Multi-Bucket Annuity Convertible
  Bond Fund...........................  $ 3,500,000    $  3,500,000        34,749          34,749               --
D.E. Shaw Valence, L.P. ..............  $20,000,000    $ 20,000,000       198,570         198,570               --
D.E. Shaw Investments, L.P. ..........  $ 5,000,000    $  5,000,000        49,642          49,642               --
Double Black Diamond Offshore LDC.....  $12,588,000    $ 12,588,000       124,979         124,979               --
Family Service Life Insurance Co. ....  $   300,000    $    300,000         2,978           2,978               --
First Union Securities/Bank Trading...  $30,000,000    $ 30,000,000       297,855         297,855               --
Forest Alternative Strategies Fund II
  L.P. A5M............................  $ 1,350,000    $  1,350,000        13,403          13,403               --
Forest Fulcrum Fund L.P. .............  $11,800,000    $ 11,800,000       117,156         117,156               --

                                         PRINCIPAL                                                       NUMBER OF
                                         AMOUNT AT                      NUMBER OF                        SHARES OF
                                        MATURITY OF      PRINCIPAL      SHARES OF       NUMBER OF      COMMON STOCK
                                         ZYP-CODES       AMOUNT OF     COMMON STOCK     SHARES OF      BENEFICIALLY
                                        BENEFICIALLY     ZYP-CODES     BENEFICIALLY   COMMON STOCK    OWNED AFTER THE
        SELLING SECURITYHOLDER             OWNED       TO BE SOLD(1)     OWNED(2)     TO BE SOLD(1)     OFFERING(3)
        ----------------------          ------------   -------------   ------------   -------------   ---------------
Forest Global Convertible Fund A5.....  $57,400,000    $ 57,400,000       569,895         569,895               --
Goldman Sachs and Company.............  $   400,000    $    400,000         3,971           3,971               --
Granville Capital Corporation.........  $ 8,000,000    $  8,000,000        97,628          79,428           18,200
Guardian Life Insurance Co. of
  America.............................  $14,000,000    $ 14,000,000       138,999         138,999               --
Guardian Pension Trust................  $   700,000    $    700,000         6,949           6,949               --
Healthcare Underwriters Mutual
  Insurance Company...................  $   350,000    $    350,000         3,474           3,474               --
Highbridge International LLC..........  $42,500,000    $ 42,500,000       421,961         421,961               --
J.P. Morgan Securities, Inc. .........  $16,000,000    $ 16,000,000       158,856         158,856               --
JMG Capital Partners, LP..............  $ 7,000,000    $  7,000,000        69,499          69,499               --
JMG Triton Offshore Fund, Ltd. .......  $ 2,500,000    $  2,500,000        24,821          24,821               --
KBC Financial Products USA............  $13,000,000    $ 13,000,000       129,070         129,070               --
KBC Financial Products Cayman.........  $11,000,000    $ 11,000,000       109,213         109,213               --
Lehman Brothers Inc.(4)...............  $15,000,000    $ 15,000,000       148,927         148,927               --
LLT Limited...........................  $ 3,600,000    $  3,600,000        35,742          35,742               --
Lyxor Master Fund, c/o Forest
  Investment Mngt., L.L.C. ...........  $15,850,000    $ 15,850,000       157,366         157,366               --
Mag Mutual Insurance Company..........  $   125,000    $    125,000         2,403(5)        1,241            1,162(5)
Medical Liability Mutual Insurance
  Company.............................  $12,275,000    $ 12,275,000       287,582(6)      121,872          165,710(6)
NCMIC Insurance Company...............  $   150,000    $    150,000         3,233(7)        1,489            1,744(7)
Nomura Securities International,
  Inc. ...............................  $37,500,000    $ 37,500,000       666,694         372,318          294,376
OHIC Insurance Company................  $   225,000    $    255,000         4,558(8)        2,233            2,325
Pacific Life Insurance Company........  $ 1,000,000    $  1,000,000         9,928           9,928               --
Paloma Securities LLC.................  $ 6,250,000    $  6,250,000        70,693          62,053            8,640
Primex, Ltd...........................  $   100,000    $    100,000         2,154(9)          992            1,162(9)
Princeton Insurance Company...........  $ 1,600,000    $  1,600,000        36,235(10)      15,885           20,350(10)
Quatro Fund, Ltd. ....................  $ 2,000,000    $  2,000,000        19,857          19,857               --
RBC Capital Services Inc., c/o Forest
  Investment Mngt. L.L.C. ............  $   500,000    $    500,000         4,964           4,964               --
The Reciprocal of America.............  $   175,000    $    175,000         4,644(11)       1,737            2,907(11)
Royal Bank of Canada..................  $ 6,000,000    $  6,000,000       182,763          59,571          123,192
Sylvan IMA Ltd., c/o Forest Investment
  Mngt. L.L.C. .......................  $ 9,000,000    $  9,000,000        89,356          89,356
TD Securities (USA) Inc.(12)..........  $35,000,000    $ 35,000,000       347,497         347,497               --
UBS AG London Branch..................  $ 5,000,000    $  5,000,000        49,642          49,642               --
UBS O'Connor LLC f/b/o UBS Global
  Equity Arbitrage Master Limited.....  $27,000,000    $ 27,000,000       268,069         268,069               --
UBS Warburg LLC.......................  $ 1,200,000    $  1,200,000        11,914          11,914               --
Worldwide Transactions Ltd. ..........  $   674,000    $    674,000         6,691           6,691               --
Zurich Master Hedge Fund c/o Forest
  Investment Mngt. L.L.C. ............  $   500,000    $    500,000         4,964           4,964               --
Any other holder of ZYP-CODES or
  shares of common stock received upon
  conversion of ZYP-CODES, or future
  transferee, pledgee, donee or other
  successor of such holder............  $156,750,000   $156,750,000     1,556,292       1,556,292               --
                                        ------------   ------------     ---------       ---------        ---------
        Total.........................  $650,000,000   $650,000,000     7,093,293       6,453,525          639,768
                                        ============   ============     =========       =========        =========

---------------

 (1) Because a selling securityholder may sell all or a portion of the ZYP-CODES and common stock pursuant to this prospectus, no estimate can be given as to the number or percentage of ZYP-CODES and common stock that the selling securityholder will hold upon termination of any sales.

 (2) Assumes a conversion price of $100.72 per share (or 9.9825 shares per ZYP-CODES) and that, upon conversion, we will round the applicable number of shares up or down to the nearest whole number of shares in lieu of issuing fractional shares. Assumes that any other holder of ZYP-CODES or common stock or any future transferee from any such holder does not beneficially own any

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

     common stock other than common stock into which the ZYP-CODES is convertible at the conversion price of $100.72 per share.

 (3) After completion of the offering and assuming the sale of all of the ZYP-CODES or common stock pursuant to this prospectus, each of the selling securityholders will hold less than 1% of the ZYP-CODES and common stock.

 (4) Lehman Brothers Inc. was the initial purchaser of the ZYP-CODES in the private placement.

 (5) Assumes conversion of $100,000 principal amount of Zero Coupon Convertible Debentures due March 2020 at a rate of 11.6288 shares per Debenture.

 (6) Assumes conversion of $14,250,000 principal amount of Zero Coupon Convertible Debentures due March 2020 at a rate of 11.6288 shares per Debenture.

 (7) Assumes conversion of $150,000 principal amount of Zero Coupon Convertible Debentures due March 2020 at a rate of 11.6288 shares per Debenture.

 (8) Assumes conversion of $200,000 principal amount of Zero Coupon Convertible Debentures due March 2020 at a rate of 11.6288 shares per Debenture.

 (9) Assumes conversion of $100,000 principal amount of Zero Coupon Convertible Debentures due March 2020 at a rate of 11.6288 shares per Debenture.

(10) Assumes conversion of $1,750,000 principal amount of Zero Coupon Convertible Debentures due March 2020 at a rate of 11.6288 shares per Debenture.

(11) Assumes conversion of $250,000 principal amount of Zero Coupon Convertible Debentures due March 2020 at a rate of 11.6288 shares per Debenture.

(12) Toronto Dominion currently maintains a banking relationship with us.

     As the selling securityholders may, pursuant to this prospectus, offer all or some portion of the ZYP-CODES or common stock issuable upon conversion of the ZYP-CODES, we are unable to estimate the principal amount of the ZYP-CODES or the number of shares of common stock issuable upon conversion of the ZYP-CODES that will be held by the selling securityholders upon termination of the sales. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their ZYP-CODES since the date on which they provided the information regarding their ZYP-CODES in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Only selling securityholders identified above who beneficially own the offered ZYP-CODES set forth opposite each selling securityholder's name in the foregoing table on the effective date of the registration statement of which this prospectus forms a part may sell offered ZYP-CODES pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the ZYP-CODES and/or the common stock issuable upon conversion of the ZYP-CODES by any securityholder not identified above, this prospectus will be supplemented as required to set forth the name and number of securities beneficially owned by the selling securityholder intending to sell the ZYP-CODES or the common stock, and the number of ZYP-CODES or shares of common stock to be offered. Any required prospectus supplement will also disclose whether any selling securityholder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement if that information has not been disclosed herein.

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

                         CERTAIN UNITED STATES FEDERAL
                           INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of ZYP-CODES (and, to the limited extent set forth below, our common stock) as of the date of this prospectus and is based on the advice of Andrews & Kurth L.L.P. Except where noted, this summary deals only with a ZYP-CODES held as a capital asset by a beneficial owner of ZYP-CODES (a "Holder"), and it does not deal with special situations. For example, this summary does not address:

     - tax consequences to Holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies;

     - tax consequences to Holders who own ZYP-CODES as part of a hedging, constructive sale, conversion, straddle or other risk-reducing transaction;

     - tax consequences to Holders of ZYP-CODES whose "functional currency" is not the U.S. dollar;

     - tax consequences, if any, under the alternative minimum tax rules; or

     - tax consequences under any state, local or foreign tax law.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and regulations, rulings and judicial decisions as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

     If a partnership holds the ZYP-CODES, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the ZYP-CODES, you are expected to consult your own tax advisors.

     If you are considering the purchase of ZYP-CODES, you should consult your own tax advisors concerning the United States federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

CLASSIFICATION OF THE ZYP-CODES

     Under the indenture governing the ZYP-CODES, we have agreed, and by acceptance of a beneficial interest in the ZYP-CODES each Holder of the ZYP-CODES will be deemed to have agreed, for United States federal income tax purposes, to treat the ZYP-CODES as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "Contingent Debt Regulations") and, for purposes of the Contingent Debt Regulations, to treat the fair market value of any stock received upon any conversion of the ZYP-CODES as a contingent payment. The remainder of this discussion assumes that such treatment is correct and does not address any possible differing treatment of the ZYP-CODES or the receipt of stock. However, the characterization of the ZYP-CODES and the application of the Contingent Debt Regulations to the ZYP-CODES is uncertain in several respects, and no rulings have been sought from the Internal Revenue Service with respect to any of the tax consequences discussed below. There is no authority under United States federal income tax law directly addressing the United States federal income tax treatment of instruments such as the ZYP-CODES. Accordingly, no assurance can be given that the Internal Revenue Service or a court will agree with the treatment described in this summary. Any treatment different than that described could affect the amount, timing, character and treatment of income, gain or loss in respect of an investment in the ZYP-CODES. In particular, a Holder might be required to accrue interest income at a lower rate, might not recognize income, gain or loss upon conversion of the ZYP-CODES to common stock, and might recognize capital gain or loss upon a taxable disposition of its ZYP-CODES. Holders should consult their tax advisors concerning the tax classification of, and the treatment to Holders of, holding the ZYP-CODES.

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

UNITED STATES HOLDERS

     The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a United States Holder of ZYP-CODES.

     For purposes of this discussion, a United States Holder is a beneficial owner of a ZYP-CODES who or which is, for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

  Accrual of Interest

     As stated above under "-- Classification of the ZYP-CODES," we have agreed, and by acceptance of a beneficial interest in the ZYP-CODES each Holder of the ZYP-CODES will be deemed to have agreed, for United States federal income tax purposes, to treat the ZYP-CODES as indebtedness that is subject to the Contingent Debt Regulations and, for purposes of the Contingent Debt Regulations, to treat the fair market value of any stock received upon any conversion of the ZYP-CODES as a contingent payment. In accordance with this treatment, the Contingent Debt Regulations will in general require a United States Holder to accrue interest income on the ZYP-CODES in the amounts described below, regardless of whether the Holder uses the cash or accrual method of tax accounting. Furthermore, United States Holders will be required to accrue interest based on the rate, as of the initial issue date of the ZYP-CODES, at which we would have issued a fixed rate non-convertible debt instrument with terms and conditions similar to the ZYP-CODES (the so-called "comparable yield," as discussed more fully below), rather than at a lower rate based on the accruals on the ZYP-CODES for non-tax purposes. Accordingly, United States Holders will be required to include interest in taxable income in each year in excess of the accruals on the ZYP-CODES for non-tax purposes and generally in excess of any contingent interest payments received in that year. Moreover, on the sale, exchange, repurchase or redemption of ZYP-CODES, a Holder will have ordinary, rather than capital, gain and, to some extent, loss.

     More specifically, if you purchase the ZYP-CODES for the "adjusted issue price," as defined below, you will generally accrue an amount of interest for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the ZYP-CODES, that equals:

     - the product of (i) the "adjusted issue price" of the ZYP-CODES as of the beginning of the accrual period; and (ii) the "comparable yield" (as referred to above and defined below) of the ZYP-CODES, adjusted for the length of the accrual period;

     - divided by the number of days in the accrual period; and

     - multiplied by the number of days during the accrual period that you held the ZYP-CODES.

     The original issue price of a ZYP-CODES was the first price at which a substantial amount of the ZYP-CODES was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers and was $1,000 per $1,000 of initial principal amount. The "adjusted issue price" of a ZYP-CODES will be its original issue price increased by any interest previously accrued under the foregoing rules (determined without regard to any adjustments to interest accruals described below) and decreased by the projected amounts of any payments (in accordance with the projected payment schedule described below) previously made with respect to the ZYP-CODES. As referred to above, the "comparable yield" is generally the rate, as of the original issue date of the ZYP-CODES, at which we would have issued a fixed rate non-convertible debt instrument with terms and conditions similar to the ZYP-CODES. We have determined that the comparable yield of the ZYP-CODES, based on the annual rate, as of the initial issue date, at which we would have issued a fixed rate non-convertible debt instrument with terms and conditions similar to the ZYP-CODES, is an annual rate of 6.98%, compounded semi-annually. The specific yield, however, is not entirely clear. If our determination of the comparable yield were successfully challenged by the Internal Revenue Service, the redetermined yield could be materially different than the comparable yield we determined.

     If you purchase the ZYP-CODES for more or less than the adjusted issue price, you will generally accrue an amount of interest for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the ZYP-CODES, that equals the amount of the interest accrual described above as though your purchase price is the adjusted issue price, adjusted as follows:

     - You must reasonably allocate any difference between the adjusted issue price and your basis (i.e., price) to daily portions of interest or projected payments over the remaining term of the ZYP-CODES;

     - If your basis exceeds the adjusted issue price, the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made and the basis is reduced by the same amount;

     - If your basis is less than the adjusted issue price, the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made and the basis is increased by the same amount.

In general the other rules in the Code for accruing and amortizing discount and premium do not apply to the ZYP-CODES. If the ZYP-CODES become listed on a securities exchange, a safe harbor allows a holder to allocate any difference between the holder's basis and the adjusted issue price of the ZYP-CODES pro-rata to daily portions of interest over the remaining term of the ZYP-CODES, unless the holder's yield, after taking into account this allocation, is less than the Internal Revenue Service specified applicable federal rate.

     We are required to furnish to the Internal Revenue Service and to you the comparable yield. We are also required to furnish to the Internal Revenue Service and to you, solely for tax purposes, a "projected payment schedule" that estimates the amount and timing of contingent interest payments and payment upon maturity on the ZYP-CODES, taking into account as a payment the fair market value of any stock that might be paid upon a conversion of a ZYP-CODES. The projected payment schedule must produce the comparable yield. The comparable yield and projected payment schedule is included in the supplemental indenture relating to the ZYP-CODES, which is filed as an exhibit to the registration statement of which this prospectus is a part, or you may obtain the comparable yield and projected payment schedule by submitting a written request for it to us at the address set forth in "Where You Can Find More Information About Anadarko." Under the supplemental indenture governing the ZYP-CODES, we agree, and by acceptance of a beneficial interest in the ZYP-CODES each Holder of the ZYP-CODES will be deemed to have agreed, for United States federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule.

     The comparable yield and the projected payment schedule are not provided for any purpose other than the determination, for United States federal income tax purposes, of your interest income and adjustments thereof in respect of the ZYP-CODES and do not constitute a representation regarding the actual amount of the payments on a ZYP-CODES.

     As discussed above, we will be required to pay liquidated damages in the event of a registration default. See "Description of the ZYP-CODES--Registration Rights of Selling Securityholders." These liquidated damages may be characterized as additional interest. The payment of liquidated damages would change the yield on the ZYP-CODES and would therefore change the rate at which interest accrues. We do not expect a registration default to occur and therefore intend to report the accrual of interest on the ZYP-CODES on the basis that no such additional interest will become payable.

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

 Adjustments to Interest Accruals on the ZYP-CODES

     If the actual contingent payments made on the ZYP-CODES (i.e., the contingent interest payments and amounts payable at maturity, taking into account as a payment the fair market value of any stock that might be paid upon a conversion of a ZYP-CODES) differ from the projected contingent payments, adjustments will be made for the difference. A positive adjustment for a taxable year, which is the net amount by which actual payments in that year exceed the projected payments in that year, will be treated as additional interest income in the current year. For this purpose, the payments in a taxable year include the fair market value of stock or property received in that year. A negative adjustment for a taxable year, which is the net amount by which the projected payments in that year exceed the actual payments in that year, will be treated in the following manner:

     - first, it will reduce the amount of interest required to be accrued in the current year (determined before any adjustment);

     - second, it will be treated as ordinary loss to the extent that, with respect to prior years, your total interest with respect to the ZYP-CODES exceeds net negative adjustments treated as ordinary loss; and

     - third, any remaining negative adjustments generally will be treated as a regular negative adjustment in the following taxable year.

  Sale, Exchange, Conversion or Redemption

     Upon the sale, exchange, conversion or redemption of a ZYP-CODES, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the ZYP-CODES. As noted above, by acceptance of a beneficial interest in the ZYP-CODES you will be deemed to have agreed, for United States federal income tax purposes, to treat the fair market value of any stock received upon any conversion of the ZYP-CODES, or upon the redemption of ZYP-CODES at your election, as a contingent payment. Under such treatment, the amount realized by you for purposes of the rule stated above will include, in the case of a conversion or a redemption, the fair market value of the stock you receive upon conversion or redemption, provided that the amount realized if the ZYP-CODES are held to the scheduled maturity date of the ZYP-CODES is the projected payment due at maturity. This gain on a ZYP-CODES generally will be treated as ordinary interest income. Loss from the disposition of a ZYP-CODES will be treated as ordinary loss to the extent of your prior interest income on the ZYP-CODES in excess of negative adjustments treated as ordinary loss. Any loss in excess of that amount will be treated as capital loss.

     Special rules apply in determining the tax basis of a ZYP-CODES. Your basis in a ZYP-CODES is generally increased by original issue discount (including interest) you previously accrued for tax purposes on the ZYP-CODES (before taking into account any adjustments), and reduced by the projected amount of any payments previously scheduled to be made. If you did not purchase your ZYP-CODES at the adjusted issue price, additional adjustments to basis may be required as described above under "-- Accrual of Interest."

     Under the treatment described above, your tax basis in the common stock received upon conversion of a ZYP-CODES or upon your exercise of a put right will equal the then current fair market value of that common stock. Your holding period for our common stock received will commence on the day after conversion or redemption.

     Given the uncertain tax treatment of instruments such as ZYP-CODES, you should contact your tax advisors concerning the tax treatment on a sale, exchange, conversion or redemption of a ZYP-CODES and the ownership of the common stock.

  Constructive Distributions

     The conversion price of the ZYP-CODES will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code.

NON-U.S. HOLDERS

     The following is a summary of the United States federal tax consequences that will apply to you if you are a non-U.S. Holder of ZYP-CODES or shares of common stock. The term "non-U.S. Holder" means a Holder of a ZYP-CODES that is not a United States Holder.

     Special rules may apply to certain non-U.S. Holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." These entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

  Payments Made With Respect to the ZYP-CODES

     The 30% United States federal withholding tax will not apply to any payment to you of principal or interest (including amounts taken into income under the accrual rules described above under "-- United States Holders") on a ZYP-CODES, provided that:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest (including interest accrued under the rules described above) on a ZYP-CODES is described in Section 881(c)(3)(A) of the Code;

     - our common stock continues to be actively traded within the meaning of
       Section 871(h)(4)(C)(v)(I) of the Code and your holdings are deemed not to be a U.S. real property interest within the meaning of Section 897(c)(1) of the Code; and

     - either (a) you provide your name and address, and certify, under penalties of perjury, that you are a non-U.S. Holder (which certification may be made on an IRS W-8BEN (or successor form)) or (b) you hold your ZYP-CODES through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable United States Treasury regulations.

     If you cannot satisfy the requirements described above, payments of interest (including amounts taken into income under the accrual rules described above under "-- United States Holders") will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the ZYP-CODES is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     If you are engaged in a trade or business in the United States and interest (including amounts referred to above) on a ZYP-CODES is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including amounts referred to above) will be included in the earnings and profits of such foreign corporation.

     For income that you realize on the sale, exchange, conversion or other disposition of a ZYP-CODES, you will be subject to withholding in certain circumstances unless the conditions described in the bullet points above are satisfied. As more fully described under "Description of the ZYP-CODES -- Registration Rights of Selling Securityholders," upon the occurrence of certain enumerated events we may be required to pay liquidated damages to you. It is possible that such payments might be subject to United States federal withholding tax.

  United States Real Property Holding Corporation

     Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are now likely a U.S. real property holding corporation. However, under Treasury regulations your interest in the ZYP-CODES generally will not be treated as an interest in a U.S. real property holding corporation if (i) the ZYP-CODES are not regularly traded on an established securities market but our common stock is so traded and you do not acquire ZYP-CODES having a value on the date of acquisition of more than 5% of the value of our outstanding common stock on that date or (ii) the ZYP-CODES are regularly traded on an established securities market and you held (at any time during the shorter of the five-year period preceding your date of disposition or your holding period) not more than 5% of the total fair market value of the ZYP-CODES.

     In addition, if we are a U.S. real property holding corporation (at any time during the shorter of the five-year period preceding the date of disposition or your holding period), then you may be subject to U.S. income tax on gain realized and to withholding at the rate of 10% upon any sale or other disposition of ZYP-CODES unless: (i) the ZYP-CODES are not regularly traded on an established securities market but our common stock is so traded and you do not acquire ZYP-CODES having a value on the date of acquisition of more than 5% of the value of our outstanding common stock on that date or (ii) the ZYP-CODES are regularly traded on an established securities market and you held (at any time during the shorter of the five-year period preceding your date of disposition or your holding period) not more than 5% of the total fair market value of the ZYP-CODES. We believe that we are now likely a U.S. real property holding corporation. You should consult your tax advisors as to the application of these rules, especially if you hold or plan to acquire a substantial interest in the ZYP-CODES, common stock, or any other class of our securities (or a combination thereof).

  Dividends

     Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion (see "-- United States Holders -- Constructive Distributions" above)) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A non-U.S. Holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

  Sale, Exchange or Redemption of Shares of Common Stock

     Any gain realized by a non-U.S. Holder upon the sale, exchange, redemption or other disposition of a share of common stock generally will not be subject to United States federal income tax unless:

     - that gain is effectively connected with the conduct of a trade or business in the United States by you;

     - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

     - we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

     An individual non-United States Holder described in the first bullet point above will be subject to United States federal income tax on the net gain derived from the sale. An individual non-U.S. Holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. Holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated United States federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

     In addition, if we are a U.S. real property holding corporation (at any time during the shorter of the five year period preceding the date of disposition or your holding period), then you may be subject to U.S. income tax on gain realized and to withholding at the rate of 10% upon any sale or other disposition of common stock unless our common stock is regularly traded on an established securities market and you held (at any time during the shorter of the five-year period preceding your date of disposition or your holding period) not more than 5% of the total fair market value of our common stock. We believe that we are now likely a U.S. real property holding corporation. You should consult your tax advisors as to the application of these rules, especially if you hold or plan to acquire a substantial interest in the ZYP-CODES, common stock, or any other class of our securities (or a combination thereof).

  United States Federal Estate Tax

     As a general rule, as a non-U.S. Holder the United States federal estate tax will not apply to ZYP-CODES owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the United States Treasury regulations) and (2) interest on the ZYP-CODES would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     If you are a United States Holder of ZYP-CODES, information reporting requirements will generally apply to all payments we make to you and the proceeds from a sale of a ZYP-CODES or share of common stock made to you, unless you are an exempt recipient such as a corporation. A 31% backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, or a certification of exempt status, or if you fail to report in full interest income.

     If you are a non-U.S. Holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge that you are a United States Holder and you have given us the statement described above under "-- Non-U.S. Holders -- Payments Made with Respect to the ZYP-CODES."

     In addition, if you are a non-U.S. Holder, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a ZYP-CODES or share of common stock within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                          CERTAIN ERISA CONSIDERATIONS

     The following is a summary of certain considerations associated with the purchase of the ZYP-CODES by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

GENERAL FIDUCIARY MATTERS

     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

     In considering an investment in the ZYP-CODES of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws

     Any insurance company proposing to invest assets of its general account in the ZYP-CODES should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and any related regulations.

PROHIBITED TRANSACTION ISSUES

     Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of ZYP-CODES by a Plan with respect to which we, our affiliates or the seller of the ZYP-CODES is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under ERISA and/or the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the ZYP-CODES. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trusts, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied, or, if satisfied, that the scope of the relief will cover all acts which might be construed as prohibited transactions.

     Because of the foregoing, the ZYP-CODES should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws whether pursuant to an applicable exemption or otherwise.

     The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the ZYP-CODES on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the ZYP-CODES.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of any securities by the selling securityholders. The selling securityholders may sell their ZYP-CODES and the common stock covered by this prospectus from time to time directly to purchasers. Alternatively, the selling securityholders may from time to time offer their ZYP-CODES and common stock through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of those securities for whom they may act as agent.

     The selling securityholders and any brokers, dealers or agents who participate in the distribution of the ZYP-CODES or common stock may be deemed to be "underwriters," and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to some statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Because the selling securityholders may be deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

     The ZYP-CODES and common stock offered hereby may be sold from time to time by, as applicable, the selling securityholders or, to the extent permitted, by pledgees, donees, transferees or other successors in interest. The securities may be disposed of from time to time in one or more transactions through any one or more of the following, as appropriate:

     - a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

     - in transactions otherwise than in the over-the-counter market;

     - through the writing of put or call options on the securities;

     - short sales of the securities and sales to cover the short sales;

     - the pledge of the securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest therein;

     - the distribution of the securities by any selling securityholder to its partners, members or shareholders;

     - sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders or successors in interest or from the purchasers of the securities for whom they may act as agent; and

     - a combination of any of the above.

     In addition, the shares of common stock and ZYP-CODES covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

     We cannot assure you that any selling securityholder will sell any or all of its securities under this prospectus or that any selling securityholder will not transfer, devise or gift its securities by other means not described in this prospectus.

     Sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

     Upon being notified by a selling securityholder that any material arrangement has been entered into with an underwriter, broker, dealer or agent regarding the sale of securities hereunder, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling securityholders, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any broker, dealer, agent or underwriter regarding the sale by any selling securityholder of shares of common stock or ZYP-CODES covered by this prospectus.

     Under the securities laws of some states, the securities may be sold only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     Under the terms of the resale registration rights agreement, holders of securities covered by the shelf registration statement, on the one hand, and we, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We have also agreed to pay substantially all of the expenses incidental to the registration, offering and sale by the selling securityholders of the ZYP-CODES and common stock covered by this prospectus to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents and transfer taxes relating to any sale or disposition by the selling securityholders of securities covered by this prospectus.

                                 LEGAL MATTERS

     Certain legal matters with respect to the ZYP-CODES will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent certified accountants, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 consolidated financial statements refers to a change in method of accounting for foreign crude oil inventories, effective January 1, 2000.

     The consolidated financial statements of Union Pacific Resources Group Inc. and its subsidiaries as of and for the years ended December 31, 1999 and 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report.

     With respect to the unaudited interim financial information of Union Pacific Resources Group Inc. and its subsidiaries for the quarter ended March 31, 2000 incorporated by reference in this prospectus and elsewhere in the registration statement, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied.

     Certain excerpts from the consolidated financial statements of Union Pacific Resources Group Inc. and its subsidiaries as of and for the year ended December 31, 1997 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent public accountants, as indicated in their reports with respect thereto.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT ANADARKO

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy those reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You can also inspect copies of these filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock is listed.

     We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the securities being offered, please review the registration statement and the exhibits that are filed with it, as the same may be amended or supplemented from time to time. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

     The following documents that we have filed with the SEC (File No. 1-8968) are incorporated by reference into this prospectus:

          (a) Annual Report on Form 10-K for the year ended December 31, 2000;

          (b) The description of our common stock set forth in the registration statement on Form 8-A, filed with the SEC on September 4, 1986;

          (c) The description of our Series C Junior Participating Preferred Stock, set forth in the registration statement on Form 8-A dated October 30, 1998, as amended by Amendment No. 1 to the registration statement on Form 8-A/A, dated April 27, 2000; and

          (d) Current Reports on Form 8-K dated July 14, 2000, February 1, 2001, February 12, 2001, March 8, 2001 and April 20, 2001.

     All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement, prior to the termination of the offering will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct any request for copies to us at:

                              Corporate Secretary
                         Anadarko Petroleum Corporation
                             17001 Northchase Drive
                              Houston, Texas 77060
                                 (281) 875-1101

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses which will be paid by Anadarko are as follows:

SEC Registration Fee........................................  $162,500
Accounting Fees and Expenses................................  $ 10,000
Legal Fees and Expenses.....................................  $ 30,000
Printing and Engraving......................................  $100,000
Fees and Expenses of Trustee and Counsel....................  $ 15,000
Miscellaneous...............................................  $  1,500
                                                              --------
          TOTAL.............................................  $319,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides for indemnification of officers and directors under certain conditions.

     Article IX of the By-Laws of Anadarko provides for indemnification of officers and directors to the fullest extent which may be provided by a by-law under applicable law.

     Anadarko maintains insurance for officers and directors of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, under insurance policies, the premiums of which are paid by Anadarko. The effect of these is to indemnify any officer or director of the Registrant against expenses, judgments, attorney's fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

ITEM 16. EXHIBITS.

     The following exhibits are filed herewith or are incorporated by reference to a prior filing as indicated.

        4 -- (a)  Restated Certificate of Incorporation of Anadarko, dated
                  August 28, 1986.*
             (b)  Certificate of Designation of 5.46% Cumulative Preferred
                  Stock, Series B (originally filed as Exhibit 4(a) to Form
                  8-K dated May 6, 1998).
             (c)  Amendment to Restated Certificate of Incorporation, dated
                  July 14, 2000 (originally filed as Exhibit 4.1 to Form 8-K dated July 28, 2000, File No. 1-8968).
             (d)  Certificate of Designations of Series C Junior Participating
                  Preferred Stock.*
             (e)  By-laws of Anadarko (originally filed as Exhibit 3(e) to
                  Form 10-Q for quarter ended September 30, 2000, File No.
                  1-8968).
             (f)  Rights Agreement, dated as of October 29, 1998 between
                  Anadarko and The Chase Manhattan Bank (originally filed as
                  Exhibit 4.1 to Form 8-A, dated October 30, 1998, File No.
                  1-8968).
             (g)  Amendment No. 1 to Rights Agreement, dated as of April 2,
                  2000 between Anadarko and the Rights Agent (originally filed as Exhibit 2.4 to Form 8-K dated April 2, 2000).
             (h)  Indenture, dated as of March 9, 2001, between Anadarko and
                  The Bank of New York, as Trustee (originally filed as
                  Exhibit 4A to Form S-3 filed March 14, 2001 (Reg. Nos.
                  333-55964 and 333-76127).
             (i) First Supplemental Indenture, dated as of March 13, 2001, between Anadarko and The Bank of New York, as Trustee.*
             (j)  Resale Registration Rights Agreement, dated as of March 13,
                  2001, between Anadarko and Lehman Brothers Inc.*
             (k)  Form of Global Note for the ZYP-CODES (included in Exhibit
                  4(i)).*
      (5) -- (a)  Opinion of Counsel to Anadarko.*
      (8) -- (a)  Tax Opinion of Counsel to Anadarko.*

     (12) --  (a)        Computation of Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and
                         Preferred Stock Dividends.*
     (15) --  (a)        Awareness Letter of Arthur Andersen LLP.*
     (23) --  (a)        Consent of Counsel to Anadarko (included in Exhibit 5(a)).*
              (b)        Consent of KPMG LLP.*
              (c)        Consent of Arthur Andersen LLP, Fort Worth, Texas.*
              (d)        Consent of Deloitte & Touche LLP.*
     (24) --  (a)        Powers of Attorney (included on signature page).*
     (25) --  (a)        Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on
                         Form T-1 of The Bank of New York, as Trustee.*

---------------

 * Filed herewith.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 9TH DAY OF MAY, 2001.

                                          ANADARKO PETROLEUM CORPORATION

                                          By   /s/ ROBERT J. ALLISON, JR.
                                            ------------------------------------
                                                  Robert J. Allison, Jr.,
                                                   Chairman of the Board
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES AND APPOINTS ROBERT J. ALLISON, JR., SUZANNE SUTER AND MICHAEL E. ROSE, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWERS OF SUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN AND TO FILE ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT AND ANY NEW REGISTRATION STATEMENT FILED PURSUANT TO RULE 462 UNDER THE ACT, WITH THE SECURITIES AND EXCHANGE COMMISSION GRANTING TO SAID ATTORNEY-IN-FACT POWER AND AUTHORITY TO PERFORM ANY OTHER ACT ON BEHALF OF THE UNDERSIGNED REQUIRED TO BE DONE IN CONNECTION THEREWITH.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 9TH DAY OF MAY, 2001:

                            SIGNATURE                                       TITLE
                            ---------                                       -----
  (i)  PRINCIPAL EXECUTIVE OFFICERS:

                   /s/ ROBERT J. ALLISON, JR.                 Chairman of the Board
       ---------------------------------------------------      and Chief Executive
                     Robert J. Allison, Jr.                     Officer

                        /s/ JOHN N. SEITZ                     President and Chief
       ---------------------------------------------------      Operating Officer
                          John N. Seitz

 (ii)  PRINCIPAL FINANCIAL OFFICER:

                       /s/ MICHAEL E. ROSE                    Executive Vice President,
       ---------------------------------------------------      Finance and Chief
                         Michael E. Rose                        Financial Officer

(iii)  PRINCIPAL ACCOUNTING OFFICER:

                       /s/ JAMES R. LARSON                    Vice President and
       ---------------------------------------------------      Controller
                         James R. Larson


                            SIGNATURE
                            ---------
 (iv)  DIRECTORS:
                   /s/ ROBERT J. ALLISON, JR.
       ---------------------------------------------------
                     Robert J. Allison, Jr.

                      /s/ CONRAD P. ALBERT
       ---------------------------------------------------
                        Conrad P. Albert

                        /s/ LARRY BARCUS
       ---------------------------------------------------
                          Larry Barcus

                        /s/ RONALD BROWN
       ---------------------------------------------------
                          Ronald Brown

                       /s/ JAMES L. BRYAN
       ---------------------------------------------------
                         James L. Bryan

                     /s/ JOHN R. BUTLER, JR.
       ---------------------------------------------------
                       John R. Butler, Jr.

                    /s/ PRESTON M. GEREN III
       ---------------------------------------------------
                      Preston M. Geren III

                       /s/ JOHN R. GORDON
       ---------------------------------------------------
                         John R. Gordon
                      /s/ LAWRENCE M. JONES
       ---------------------------------------------------
                        Lawrence M. Jones

                     /s/ GEORGE LINDAHL III
       ---------------------------------------------------
                       George Lindahl III

                    /s/ JOHN W. PODUSKA, SR.
       ---------------------------------------------------
                      John W. Poduska, Sr.

                      /s/ JEFF D. SANDEFER
       ---------------------------------------------------
                        Jeff D. Sandefer

                        /s/ JOHN N. SEITZ
       ---------------------------------------------------
                          John N. Seitz

                                 EXHIBIT INDEX

    EXHIBIT
     NUMBER                               DESCRIPTION
    -------                               -----------
        4 -- (a)  Restated Certificate of Incorporation of Anadarko, dated
                  August 28, 1986.*
             (b)  Certificate of Designation of 5.46% Cumulative Preferred
                  Stock, Series B (originally filed as Exhibit 4(a) to Form
                  8-K dated May 6, 1998).
             (c)  Amendment to Restated Certificate of Incorporation, dated
                  July 14, 2000 (originally filed as Exhibit 4.1 to Form 8-K dated July 28, 2000, File No. 1-8968).
             (d)  Certificate of Designations of Series C Junior Participating
                  Preferred Stock.*
             (e)  By-laws of Anadarko (originally filed as Exhibit 3(e) to
                  Form 10-Q for quarter ended September 30, 2000, File No.
                  1-8968).
             (f)  Rights Agreement, dated as of October 29, 1998 between
                  Anadarko and The Chase Manhattan Bank (originally filed as
                  Exhibit 4.1 to Form 8-A, dated October 30, 1998, File No.
                  1-8968).
             (g)  Amendment No. 1 to Rights Agreement, dated as of April 2,
                  2000 between Anadarko and the Rights Agent (originally filed as Exhibit 2.4 to Form 8-K dated April 2, 2000).
             (h)  Indenture, dated as of March 9, 2001, between Anadarko and
                  The Bank of New York, as Trustee (originally filed as
                  Exhibit 4A to Form S-3 filed March 14, 2001 (Reg. Nos.
                  333-55964 and 333-76127).
             (i)  First Supplemental Indenture, dated as of March 13, 2001, between Anadarko and The Bank of New York, as Trustee.*
             (j)  Resale Registration Rights Agreement, dated as of March 13,
                  2001, between Anadarko and Lehman Brothers Inc.*
             (k)  Form of Global Note for the ZYP-CODES (included in Exhibit
                  4(i)).*
      (5) -- (a)  Opinion of Counsel to Anadarko.*
      (8) -- (a)  Tax Opinion of Counsel to Anadarko.*
     (12) -- (a)  Computation of Ratio of Earnings to Fixed Charges and
                  Earnings to Combined Fixed Charges and Preferred Stock
                  Dividends.*
     (15) -- (a)  Awareness Letter of Arthur Andersen LLP.*
     (23) -- (a)  Consent of Counsel to Anadarko (included in Exhibit 5(a)).*
             (b)  Consent of KPMG LLP.*
             (c)  Consent of Arthur Andersen LLP, Fort Worth, Texas.*
             (d)  Consent of Deloitte & Touche LLP.*
     (24) -- (a)  Powers of Attorney (included on signature page).*
     (25) -- (a)  Statement of Eligibility and Qualification under the Trust
                  Indenture Act of 1939, as amended, on Form T-1 of The Bank of New York, as Trustee.*

---------------

 * Filed herewith.